UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

Dear Fellow Stockholders,
For more than 25 years, Plug has worked to make hydrogen a practical and scalable energy solution. Today, that vision is becoming reality as hydrogen plays an increasingly important role in energy resilience, industrial decarbonization, and the growing global demand for power.
I became Chief Executive Officer on March 2nd. My focus is clear: improve execution, strengthen our financial position, and deliver long-term shareholder value through disciplined growth. Having spent more than 12 years at Plug, including leading our commercial organization, I have deep experience with our customers and markets. During this time, we grew revenue from approximately $27 million in 2013 to $710 million in 2025. I intend to leverage this experience to drive growth across our core businesses, which is essential to improving utilization and achieving our financial objectives.
Over the past several years, Plug has invested significantly to build a fully integrated hydrogen ecosystem. This included capabilities across material handling, electrolyzers, hydrogen production, liquefaction, project engineering, and cryogenics. This breadth differentiates Plug and positions us as one of the few companies able to deliver end-to-end hydrogen solutions at scale. We are now focused on ensuring these investments translate into improved margins, stronger execution, growth, and better returns over time.
Beginning in 2024, we initiated a company-wide effort to streamline operations, reduce structural costs, and improve execution across the business. This concerted effort, which we later called Project Quantum Leap, was driven in part by the slower-than-expected development of the electrolyzer market. In 2025, we began to see early signs of progress, including improved operational discipline and movement toward margin expansion.
In 2026, we are continuing our Project Quantum Leap initiative, with a focus on areas where we believe we have a competitive position and a path to improved returns. Specifically, we remain focused on material handling, electrolyzers, and hydrogen supply. Together, these businesses form the core of our platform and our strategic focus.
Growth remains a central priority for Plug. The demand drivers for hydrogen, including energy security, industrial decarbonization, and increasing global power consumption, continue to strengthen. Recent geopolitical developments have highlighted the vulnerability of global energy supply chains and reinforced the importance of energy security and diversification. At the same time, the rapid expansion of energy-intensive applications, including artificial intelligence, is increasing the need for reliable and scalable energy solutions.
Across our core businesses, we are focused on disciplined growth and execution. In material handling, we support leading customers including Amazon, Walmart, and Home Depot, and our installed base now exceeds 74,000 fuel cell systems. Our material handling solutions deliver productivity improvements and help alleviate pressure on increasingly constrained power grids by reducing on-site electricity demand — an advantage that is becoming more important as energy demand rises globally.
In electrolyzers, we are enabling large scale hydrogen production globally. We have deployed over 320 megawatts of capacity and developed a substantial project pipeline with approximately $8 billion in qualified opportunities. Importantly, we have demonstrated our ability to execute at scale through projects such as a 100MW installation with Galp Energia in Portugal and a 25MW project with Iberdrola and BP in Spain.
In hydrogen supply, we have established a domestic production network with facilities in Georgia, Tennessee, and Louisiana.
Across these businesses, our priorities are improving utilization, cost structure, and returns over time combined with growth. We believe these businesses are positioned to benefit from customer demand and supportive policy developments, including incentives such as the Investment Tax Credit, which may improve the economics of hydrogen-powered solutions.
In 2025, we generated approximately $710 million in revenue, representing 13% growth year-over-year. We also achieved positive gross profit in the fourth quarter, reflecting the early impact of the actions taken under Project Quantum Leap, including cost reductions, pricing discipline, and improved operational execution across the business. We reduced cash usage meaningfully compared to 2024, reflecting improvements in operating cash flow and capital expenditures. While this progress is encouraging, it represents an early step in improving the overall profitability of the business.
In parallel, we are strengthening our financial position through a more disciplined capital strategy, including asset monetization initiatives and non-dilutive financing structures. We will continue to evaluate financing options in a disciplined and opportunistic manner, with a focus on long-term shareholder value.
Our path forward is clear: grow the business while continuing to improve our cost structure and operating performance. The actions taken under Project Quantum Leap, combined with our focus on higher-return areas of the business, position us to drive continued progress.
We are targeting positive EBITDAS in the fourth quarter of 2026. We expect the full-year impact of Project Quantum Leap in 2026, along with improved pricing, cost discipline, and operating leverage already underway, to support this objective.
Hydrogen is no longer a future concept for Plug, it is an operating business today. Our responsibility now is to execute with discipline, deliver on our commitments, and translate our market position into consistent performance.
I am honored to lead Plug at this important time in its development. I am committed to improving our execution and delivering the financial performance our stockholders expect.
I would like to thank our employees, customers, partners, and stockholders for their continued support.
Sincerely,
Jose Luis Crespo
Chief Executive Officer and President

PLUG POWER INC.
125 Vista Boulevard
Slingerlands, NY 12159
April 30, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Plug Power Inc., a Delaware corporation (“Plug Power,” “Plug” or the “Company”), to be held via live audio webcast at www.virtualshareholdermeeting.com/PLUG2026 on June 11, 2026, at 10:00 a.m. Eastern Time. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares and submit questions during the virtual meeting. You will need the 16-digit control number, which is located on your proxy card, to attend the Annual Meeting. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying proxy statement.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the Annual Meeting as well as information on how you can vote your shares and submit questions at the Annual Meeting. Only holders of record of Plug Power’s common stock at the close of business on April 14, 2026 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the Annual Meeting virtually. You may vote over the Internet, by telephone or by mail. By promptly submitting your vote, you will save the company the expense of further proxy solicitation.
If you have any questions, please contact Sodali LLC, which is assisting with the solicitation, toll-free at (800) 662-5200 or at plug@investor.sodali.com.
We hope that you will join us on June 11, 2026. Your investment and continued support of Plug Power are very much appreciated.
Sincerely,
Jose Luis Crespo
Chief Executive Officer and President

PLUG POWER INC.
125 Vista Boulevard
Slingerlands, NY 12159
(518) 782-7700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2026
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Plug Power Inc., a Delaware corporation (the “Company”), will be held on June 11, 2026, virtually at www.virtualshareholdermeeting.com/PLUG2026, at 10:00 a.m. Eastern Time, for the purpose of considering and voting upon:
1.
The election of four (4) Class III Directors, each to hold office until the Company’s 2029 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

2.
The approval of an amendment to the Company’s 2021 Stock Option and Incentive Plan, as amended (the “2021 Plan”), to increase the number of shares of the Company’s common stock reserved thereunder by 25,000,000 shares, from 91,400,000 shares to 116,400,000 shares.

3.
The approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers as described in this proxy statement.

4.
The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026.

5.
Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This year’s Annual Meeting will be held in a virtual-only meeting format. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.
The Board of Directors has fixed the close of business on April 14, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock at the close of business on such record date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholders, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 125 Vista Boulevard, Slingerlands, New York 12159. The stockholder list will also be available during the Annual Meeting.

THE IMPORTANCE OF VOTING YOUR SHARES PROMPTLY
Annually, we solicit your input on matters that are important to all stockholders, and we invest substantial resources preparing and mailing these materials, so that you may carefully consider the issues and cast a vote. It is imperative that you vote your shares, no matter how many shares you own. Unlike many companies where the majority of the outstanding shares are held by institutional investors, a majority of our stockholders are retail investors who generally hold smaller numbers of shares than institutional investors. As a result, it is important that every stockholder authorize a proxy so that we can achieve a quorum and hold the Annual Meeting.
Whether or not you expect to attend the Annual Meeting virtually, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting. Your vote is important regardless of the number of shares you own.
If your shares are registered in your name, you may vote your shares on the Internet by visiting www.proxyvote.com, by telephone by calling 1-800-690-6903 and following the recorded instructions or by completing, signing, dating, and returning a proxy card. If you mail your proxy card or vote by telephone or the Internet and then decide to vote your shares online during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. See “Can I change my vote or revoke my proxy?”
If your shares are held in the name of a broker, bank or other nominee, and you receive Notice of the Annual Meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 11, 2026:
This Notice of the Annual Meeting, the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available for viewing, printing and downloading at www.proxyvote.com.
By Order of the Board of Directors
Gerard L. Conway, Jr.
Chief Legal Officer, Corporate Secretary and Executive Vice President
Slingerlands, NY
April 30, 2026

Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You can identify forward-looking statements by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, unless required by law.

PLUG POWER INC.
125 Vista Boulevard
Slingerlands, NY 12159
(518) 782-7700
PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2026
This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Plug Power Inc. (“we,” “us,” “our,” “Plug Power” or the “Company”) for use at the 2026 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/PLUG2026 on June 11, 2026 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about April 30, 2026. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS, AND VOTING YOUR SHARES
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is for our stockholders to consider and vote upon the following matters:
1.
The election of four (4) Class III Directors, each to hold office until the Company’s 2029 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal (“Proposal 1”).

2.
The approval of an amendment to the 2021 Plan to increase the number of shares of the Company’s common stock reserved thereunder by 25,000,000 shares, from 91,400,000 shares to 116,400,000 shares (“Proposal 2” or “2021 Plan Amendment Proposal”).

3.
The approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers as described in this proxy statement (“Proposal 3”).

4.
The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026 (“Proposal 4”).

5.
Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What is the record date and what does it mean?
The record date to determine the stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on April 14, 2026 (the “Record Date”). The Record Date was established by the Board as required by Delaware law.
Who is entitled to vote at the Annual Meeting?
Only stockholders of the Company holding shares of common stock of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had approximately 1,394,825,571 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote for each share of common stock held. Cumulative voting is not permitted with respect to Proposal 1 or any other matter to be considered at the Annual Meeting.
How many votes do I have?
The holders of the Company’s common stock outstanding on the Record Date are entitled to one vote for each share of common stock on each matter to be voted upon at the Annual Meeting.
How can I attend the Annual Meeting?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/PLUG2026. The webcast will start at 10:00 a.m., Eastern Time, on June 11, 2026. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your proxy card. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
If you hold your shares in “street name” through a broker, bank or other nominee, you will need to demonstrate proof of beneficial ownership to virtually attend the Annual Meeting. A recent brokerage statement or a letter from your bank or broker showing your share ownership as of the Record Date are examples of proof of ownership. If you want to vote your shares held in street name, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares, and submit it with your vote.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent, you are considered the stockholder of record with respect to those shares. The Notice of the Annual Meeting has been sent directly to you by us.
If your shares are held through one or more brokers, banks or other nominees, such broker, bank or nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The Notice of the Annual Meeting, this proxy statement and voting instructions should have been forwarded to you from the third party or parties through which you hold our shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. You will receive instructions from your nominee explaining how you can vote your shares. We encourage you to provide voting instructions to your nominee.
This ensures that your shares will be voted at the Annual Meeting according to your instructions.
What is a broker non-vote?
Under New York Stock Exchange (“NYSE”) rules, which also apply to Nasdaq-listed companies, if you hold shares through a broker, bank or other nominee and you do not timely provide voting instructions to them before the Annual Meeting, that firm has the discretion to vote your shares only on proposals that are routine as determined by the NYSE. Brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares and the broker, bank or other nominee cannot vote the shares because the matter is considered “non-routine” under the NYSE rules. Proposal 1 (election of directors), Proposal 2 (2021 Plan Amendment Proposal) and Proposal 3 (approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers) are considered to be “non-routine” proposals under the NYSE rules such that your broker, bank or other nominee may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 4 (ratification of appointment of the Company’s independent registered public accounting firm) is considered to be a “routine” proposal under the NYSE rules and thus if you do not return voting instructions to your broker, bank or other nominee, your shares may be voted by your broker, bank or other nominee in its discretion on such proposal.
How will my shares be voted if I am a stockholder of record?
Your proxy will be voted according to your instructions. If you are a stockholder of record and do not vote via the Internet or telephone or by returning a signed proxy card, your shares will not be voted unless you attend the Annual Meeting virtually and vote your shares. If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board.
Similarly, if you sign and submit your proxy card with no instructions, your shares will be voted in accordance with the recommendations of our Board.
How do I vote my shares?
Your vote is very important to us. If you are a stockholder of record, you can vote your shares by one of the methods explained below:
•
By Telephone — All record holders can vote by touchtone telephone from the United States by dialing (800) 690-6903. Please have your notice or proxy card, which will contain your voter control number, in hand when voting. “Street name” holders may vote by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the Notice of the Annual Meeting they send you. The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.
•
By Internet Prior to the Annual Meeting — All record holders can transmit their proxy via the Internet prior to the Annual Meeting by following the instructions provided in the proxy card. If you vote over the Internet prior to the Annual Meeting, you will need to have your voter control number printed on the proxy card to access the website. The website is available at www.proxyvote.com.

•
Via the Internet During the Annual Meeting — All record holders can vote your shares online while virtually attending the Annual Meeting by following the instructions described at www.proxyvote.com. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting virtually, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

•
By Written Proxy — If you received a proxy card, you may return the proxy card by mail. If you are a “street name” holder, you will receive instructions and a voting instruction card from your bank, broker or other nominee.

The Board has appointed Jose Luis Crespo, Chief Executive Officer and President, and Gerard L. Conway, Jr., Chief Legal Officer, Corporate Secretary and Executive Vice President, to serve as the proxies for the Annual Meeting.
If you are a stockholder of record and you complete all of the proxy card except one or more of the voting instructions or otherwise vote without giving specific voting instructions, then the designated proxies will vote your shares for those proposals for which you provide no voting instructions in the manner described under “What if I do not specify how I want my shares voted?” below. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in their discretion.
If you hold your shares in “street name,” it is critical that you provide voting instructions to your bank, broker or other nominee if you want your vote to count in Proposal 1 (election of directors), Proposal 2 (2021 Plan Amendment Proposal) and Proposal 3 (approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers) since those are considered non-routine proposals under the NYSE rules. Under the rules, if you do not instruct your broker, bank or other nominee in a timely fashion how to vote your shares (so-called “broker non-votes”), your broker, bank or other nominee cannot vote on such proposals. See “What is a broker non-vote?” above. Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares by proxy in advance of the Annual Meeting so that, in the event that you become unable to attend the Annual Meeting, your shares will still be voted as directed by you. Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on June 10, 2026, and mailed proxy cards must be received by 11:59 p.m. Eastern Time on June 10, 2026 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended. The voting deadlines and methods of voting for beneficial owners of shares held in “street name” will depend on the voting processes of the brokers, banks or other nominees that hold your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from such broker, bank or nominee.

What are my choices when voting?
With respect to Proposal 1 (election of directors), votes may be cast in favor of or withheld from each of the nominees. With respect to Proposal 2 (2021 Plan Amendment Proposal), Proposal 3 (approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers), and Proposal 4 (ratification of appointment of the Company’s independent registered public accounting firm), stockholders may vote for the proposal, vote against the proposal, or abstain from voting on the proposal.
What are the Board of Directors’ recommendations on how I should vote my shares?
The Board unanimously recommends that you vote your shares as follows:
Proposal 1 — FOR the election of each of the four director nominees as a Class III Director of the Company until the Company’s 2029 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
Proposal 2 — FOR the approval of an amendment to the 2021 Plan to increase the number of shares of the Company’s common stock reserved thereunder by 25,000,000 shares, from 91,400,000 shares to 116,400,000 shares.
Proposal 3 — FOR the approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers.
Proposal 4 — FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026.
What if I do not specify how I want my shares voted?
If you are a stockholder of record and you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board. Similarly, if you sign and submit your proxy card with no instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends voting as set forth above under “What are the Board of Directors’ recommendations on how I should vote my shares?”
If you are a “street name” holder and do not provide voting instructions on one or more proposals or otherwise vote without giving specific voting instructions, your bank, broker or other nominee may be able to vote those shares only on routine proposals. See “What is a broker non-vote?” and “How do I vote my shares?” above.
Can I change my vote or revoke my proxy?
Yes. If you are a record holder, you may revoke your proxy at any time before it is voted on any matter at the Annual Meeting by any of the following means on or before 11:59 p.m. Eastern Time on June 10, 2026:
•
Voting by telephone or online over the Internet at a later date as described in the “How do I vote my shares” section above;

•
Completing and returning a new valid proxy bearing a later date and returning it by mail; or

•
Giving written notice of revocation to the Company addressed to the Corporate Secretary, at the Company’s address above.

Virtually attending the Annual Meeting, without voting online during the Annual Meeting, will not revoke your prior Internet vote, telephone vote or proxy submitted by mail, as the case may be.
If you are a “street name” holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions. Please contact your bank, broker or other nominee and follow its directions to change your vote.
What vote is required to approve each proposal?
For Proposal 1 (election of directors), a plurality of the votes properly cast is required to elect a nominee as a director of the Company. This means that the four nominees who receive the most FOR votes will be elected.
For Proposal 2 (2021 Plan Amendment Proposal), Proposal 3 (approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers) and Proposal 4 (ratification of appointment of the Company’s independent registered public accounting firm), each require the affirmative vote of a majority of the votes properly cast on such proposal.
How are votes withheld from director nominees, abstentions and broker non-votes treated?
Votes withheld, abstentions and broker non-votes are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting. For Proposal 1 (election of directors), withhold and broker non-votes will have no effect in determining the outcome of the election of directors. For Proposal 2 (2021 Plan Amendment Proposal), Proposal 3 (approval of a non-binding, advisory vote regarding the compensation of the Company’s named executive officers), and Proposal 4 (ratification of appointment of the Company’s independent registered public accounting firm), abstentions and broker non-votes, if any, will have no effect on the outcome of these proposals.
What is the required quorum for the Annual Meeting?
The presence, virtually or by proxy, of the holders of one-third of the voting power of the outstanding shares of the Company’s capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum exists, shares are counted as present at the Annual Meeting if a stockholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting over the Internet or by telephone. We also count votes withheld, abstentions and broker non-votes as present for purposes of determining a quorum. The Board may postpone and reschedule the Annual Meeting. When the Annual Meeting is convened, the presiding officer or the stockholders present or represented by proxy at the Annual Meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than thirty days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote or to notice.
Can I access the Notice of Annual Meeting, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 on the Internet?
Yes, these materials are available on our website and can be accessed at www.proxyvote.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our Board is soliciting your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock and collecting voting instructions. We may use our officers and employees to solicit proxies. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. In addition, we have retained Sodali LLC to assist in the solicitation of proxies for an aggregate fee of $35,000 plus reimbursement of expenses. The fees of the proxy solicitors as well as the reimbursement of expenses of the proxy solicitors will be borne by us.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to the solicitation of proxies by use of the mail, our officers and employees, as well as our proxy solicitors, may solicit the return of proxies, either by mail, telephone, fax, e-mail or through personal contact. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Company’s common stock registered in their names, will be requested to forward solicitation materials to the beneficial owners of shares of the Company’s common stock.
Where can I find voting results?
The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Annual Meeting.
What is “householding” and how does it affect me?
With respect to eligible stockholders who share a single address, we may send only one notice or proxy statement to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and reduce our environmental impact. However, if a stockholder of record residing at such address wishes to receive a separate notice or proxy statement in the future, he or she may contact Plug Power Inc., 125 Vista

Boulevard, Slingerlands, New York 12159, Attn: Investor Relations or call the Company at (518) 782-7700 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our notice or proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.
We hereby undertake to deliver promptly, upon written or oral request, a copy of the notice or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of proxy or voting materials. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in “street name.” Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Can I request a paper or email copy of the proxy materials?
Yes. To facilitate timely delivery of paper or email copies, all requests must be received by May 27, 2026. The Notice of the Annual Meeting, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxyvote.com. Stockholders can elect to receive paper copies in the mail by visiting www.plugpower.com, by writing to Investor Relations at Plug Power Inc., 125 Vista Boulevard, Slingerlands, New York 12159 or by contacting the Company at (518) 782-7700.
Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Plug Power Inc. stock, you may contact your broker, bank or other nominee to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications, you can sign up to receive electronic proxy materials at www.proxyvote.com.
Who can help answer my questions?
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents we refer to in this proxy statement. Please feel free to contact the firm assisting us in the solicitation of proxies, Sodali LLC, if you have any questions or need assistance in voting your shares. Banks and brokers may call Sodali LLC at (203) 658-9400. Stockholders may contact Sodali LLC toll-free at (800) 662-5200 or at plug@investor.sodali.com.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
At the Annual Meeting, four (4) Class III Directors will be elected, each to serve until the Annual Meeting of Stockholders in 2029 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. The Board has nominated each of Colin Angle, Jose Luis Crespo, Patrick Joggerst and Gary K. Willis for election as a Class III Director.
Mr. Angle, Mr. Crespo, Mr. Joggerst and Mr. Willis are currently members of our Board and each has been nominated for reelection to serve as a Class III Director.
Shares represented by each properly executed proxy will be voted for the re-election of Mr. Angle, Mr. Crespo, Mr. Joggerst and Mr. Willis as directors, unless contrary instructions are set forth on such proxy. Each nominee has agreed to stand for re-election and to serve, if elected, as a director. However, if any nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.
Vote Required for Approval
In accordance with our Amended and Restated Certificate of Incorporation, as amended, and our Seventh Amended and Restated Bylaws (“Bylaws”), a quorum being present, a plurality of the votes properly cast is required to elect a nominee as a director of the Company. Accordingly, the four director nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR” one or more of the nominees, or “WITHHOLD” for one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.
Recommendation of the Board
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD OF DIRECTORS NOMINEES AS A CLASS III DIRECTOR OF THE COMPANY.

INFORMATION ABOUT OUR DIRECTORS
The number of directors of the Company is presently fixed at ten (10), and the Board currently consists of ten (10) members. The Board of Directors is divided into three classes with three (3) directors in Class I, three (3) directors in Class II, and four (4) directors in Class III. Directors in Classes I, II and III serve for three-year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting of Stockholders.
The Board has nominated each of Colin Angle, Jose Luis Crespo, Patrick Joggerst and Gary K. Willis for election as a Class III Director. Mr. Angle, Mr. Crespo, Mr. Joggerst and Mr. Willis are currently members of our Board and each has been nominated for re-election to serve as a Class III Director.
Set forth below is certain information, as of the date of this proxy statement, regarding the director nominees and each person whose term of office as a director will continue after the Annual Meeting. The biography of each of the director nominees and directors below contains information regarding the relevant experiences, qualifications, attributes, or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as a director.
Director Nominees for Class III Directors
Colin Angle
Age: 58
Director since 2024
Board Committees: Strategy & Financing; Corporate Governance and Nominating (Compensation Committee member during fiscal year 2025)
Class III Director: Continuing in Office until the 2029 Annual Meeting

Colin Angle has been a director of the Company since August 2024. Since October 2024, Mr. Angle has been the chief executive officer of Companion.ai, a technology company focused on artificial intelligence and human — machine interaction, and the co-founder and chief executive officer of Familiar Machines & Magic, a technology start-up focused on building consumer-facing artificial intelligence and robotics products.
Prior to joining the Board, Mr. Angle was chief executive officer of iRobot Corporation from June 1997 to January 2024, where he was a co-founder and served on the board from October 1992 to May 2024, including as chairman of the board from October 2008 to January 2024. Mr. Angle previously worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory, where he participated in the development of behavior-based robotic systems, including technologies that contributed to the Sojourner rover mission to Mars in 1997. He is a director of Ixcela, Inc., a private biotech company that provides support and treatment for a variety of gut-related diseases. He is the Chairman of the Board of Science from Scientists, Inc., a non-profit organization dedicated to improving attitudes and aptitudes in STEM through hands-on science education programs delivered to schools. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from the Massachusetts Institute of Technology.

Colin Angle
We believe Mr. Angle’s qualifications to sit on our Board include his extensive experience in leadership and innovation in robotics, artificial intelligence and technology companies, including as a founder and long-serving chief executive officer and public company director, as well as his technical background and education.
Jose Luis Crespo
Age: 56 Director since 2026 Board Committees: None Class III Director: Continuing in Office until the 2029 Annual Meeting
Jose Luis Crespo was appointed as Chief Executive Officer and a director of the Company in March 2026, after serving as President beginning in October 2025 and previously as Chief Revenue Officer. As Chief Executive Officer and President, Mr. Crespo is focused on strengthening execution, operational discipline, and financial performance while maintaining the Company’s strategic direction and long-term vision for the hydrogen economy.
Mr. Crespo joined the Company in 2014 and has been a key contributor to shaping corporate strategy and execution for more than a decade. He has helped scale the company’s global commercial footprint while supporting the deployment of hydrogen solutions that enhance productivity, resilience, and energy independence for customers worldwide. He led the Company’s commercial organization during a period of significant scale, helping grow revenue from approximately $27 million in 2013 to more than $700 million in 2025.
Prior to joining the Company, Mr. Crespo served as Vice President of International Value Stream at Smiths Power, where he successfully integrated two international business divisions spanning sales, manufacturing, and field support, delivering $14 million in sales in the first year post-acquisition.
Mr. Crespo holds a Master of Business Administration in Global Management from the University of Phoenix and a degree in Telecommunications Engineering from the Engineering University of Madrid, Spain.
We believe Mr. Crespo’s qualifications to sit on our Board include his extensive experience in senior leadership positions within the Company and the hydrogen and fuel cell industry, as well as his technical background and education.

Patrick Joggerst
Age: 68
Director since 2023
Board Committees: Compensation; (Corporate Governance and Nominating Committee member during fiscal year 2025)
Class III Director: Continuing in Office until the 2029 Annual Meeting

Patrick Joggerst has been a director of the Company since July 2023. Mr. Joggerst is currently the founder and principal of J21 Consulting Group, a management consulting practice focusing on organization transformation and sales acceleration. From January 2018 until November 2021, Mr. Joggerst served as Chief Marketing Officer and Executive Vice President of Business Development at Ribbon Communications Inc., a publicly traded software, analytics and cloud solutions provider for communications services, which was created from the merger of Genband US LLC, a provider of carrier and enterprise network transformation and real-time communications solutions, and Sonus Networks, Inc., a publicly traded cloud-based communications distributor of mobile network operation and Microsoft solutions. Prior to his role with Ribbon Communications Inc., he served as an Executive Vice President of Global Sales and Marketing at GENBAND™ from January 2016 to December 2017 and as the Chief Marketing Officer and Executive Vice President from March 2015 to January 2016. Mr. Joggerst holds a B.S. in Foreign Service from Georgetown University, with a concentration in international commerce and finance.
We believe Mr. Joggerst’s qualifications to sit on our Board include his more than 25 years of experience in various roles in the technology, software, marketing, and telecommunications sectors.

Gary K. Willis
Age: 80
Director since 2003
Board Committees: Audit; Compensation (Chair); Corporate Governance and Nominating; Regulatory Affairs; Strategy & Financing
Class III Director: Continuing in Office until the 2029 Annual Meeting

Gary K. Willis has been a director of the Company since 2003. Mr. Willis previously served as the President from February 1992 to 1999 and the Chief Executive Officer from 1993 to 1999 of the Zygo Corporation. Mr. Willis served as a director of Zygo Corporation from 1992 to November 2000, including as Chairman of the board from 1998 to 2000. Mr. Willis also served as a director of Zygo Corporation from 2004 to 2014. Zygo Corporation, which was acquired in 2014 by Ametek, Inc., was a provider of metrology, optics, optical assembly, and systems solutions to the semiconductor, optical manufacturing, and industrial/automotive markets. Prior to joining Zygo Corporation, Mr. Willis served as the President and Chief Executive Officer of The Foxboro Company, a manufacturer of process control instruments and systems. Mr. Willis holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.
We believe Mr. Willis’ qualifications to sit on our Board include his extensive experience in management and director positions with similar companies, as well as his educational background in mechanical engineering.

Class I Directors
Maureen O. Helmer
Age: 69 Director since 2004 Board Committees: Audit; Corporate Governance and Nominating (Chair); Regulatory Affairs (Chair) Class I Director: Continuing in Office until the 2027 Annual Meeting
Maureen O. Helmer has been a director of the Company since 2004. Ms. Helmer worked at the law firm Barclay Damon, LLP until 2021 as a senior member of the firm’s energy and telecommunications Regulatory Practice Area and then spent time as a solo practitioner providing regulatory advice to a major telecommunications/cable company. Prior to this time, Ms. Helmer was a member of Green & Seifter Attorneys, PLLC. From 2003 through 2006, she practiced as a partner in the law firm of Couch White, LLP and then as a solo practitioner. Ms. Helmer has advised international energy, telecommunications and industrial companies on policy and government affairs issues. In addition to serving as Chair of the New York State Public Service Commission (“PSC”) from 1998 to 2003, Ms. Helmer also served as Chair of the New York State Board on Electric Generation Siting and the Environment. Prior to her appointment as Chair, Ms. Helmer served as Commissioner of the PSC from 1997 until 1998 and was General Counsel to PSC from 1995 through 1997. From 1984 through 1995, Ms. Helmer held several positions in the New York Legislature, including Counsel to the Senate Energy Committee. She also served as a board member of the New York State Energy Research and Development Authority, the New York State Environmental Board and the New York State Disaster Preparedness Commission during her tenure as Chair of the PSC from 1996 to 2003. In addition, she was Vice Chair of the Electricity Committee of the National Association of Regulatory Utility Commissioners (“NARUC”) and a member of the NARUC Board of Directors. She was also appointed to serve as a member of the New York State Cyber-Security Task Force. She formerly served as a board member of the Center for Internet Security from 2012 to 2016, the Center for Economic Growth from 2008 to 2016, and New York Women in Communications and Energy from 1990 to 2016. Ms. Helmer earned a B.S. from the State University at Albany and a J.D. from the University of Buffalo Law School. She is admitted to practice law in New York.
We believe Ms. Helmer’s qualifications to sit on our Board include her long history of experience with energy regulation, policy and government affairs, and advising energy and industrial companies.

Kavita Mahtani
Age: 55 Director since 2022 Board Committees: Audit; Strategy & Financing Class I Director: Continuing in Office until the 2027 Annual Meeting
Kavita Mahtani has been a director of the Company since 2022. Ms. Mahtani is Chief Financial Officer of the Corporate and Institutional Bank for HSBC Bank plc. In this role, Ms. Mahtani is responsible for the financial operations of HSBC Bank plc and all of its entities and operations, overseeing the financial functions, including accounting, regulatory reporting, stress testing and capital management. Prior to joining HSBC, Ms. Mahtani served in several leadership roles during her 13-year tenure with Citigroup, Inc., including Managing Director — Global Head of Asset and Liability Management, Chief Financial Officer, Global Corporate and Investment Banking, and Managing Director — Global Head of Financial Planning and Analysis, among others. Ms. Mahtani has also held roles with Morgan Stanley and Merrill Lynch & Company, Inc. Ms. Mahtani holds a B.S. in Economics from the University of Pennsylvania, The Wharton School, and an M.B.A. from the University of Chicago’s Graduate School of Business.
We believe Ms. Mahtani’s qualifications to sit on our Board include extensive experience with growth strategies, merger and acquisition implementation, and leadership.

Andrew J. Marsh
Non-Executive Chairman Age: 70 Director since 2008 Board Committee: None Class I Director: Continuing in Office until the 2027 Annual Meeting
Andrew J. Marsh served as the Company’s Chief Executive Officer from April 2008 through March 2026 and has been a member of the Board of Directors since April 2008. In March 2026, Mr. Marsh transitioned from serving as a director of the Board and Chief Executive Officer to serving as non-executive Chairman of the Board. In this role, Mr. Marsh presides at Board meetings and the annual meeting of stockholders, supports critical external relationships as determined by the Chief Executive Officer, and otherwise performs customary chair duties. In addition, Mr. Marsh serves as a consultant to the Company in a transitional advisory capacity and provides strategic advisory support to the Board of Directors and the Chief Executive Officer on matters of strategy, governance, and long-term planning, while no longer participating in the Company’s day-to-day operations.
During his tenure at Plug Power, Mr. Marsh has led the Company’s transformation into a global provider of hydrogen and fuel cell solutions, overseeing the expansion of its product portfolio, manufacturing footprint, and hydrogen infrastructure. Under his leadership, Plug Power has evolved from a single-product fuel cell company into a vertically integrated platform supporting material handling, stationary power, electrolyzers, hydrogen production, storage, and delivery. Mr. Marsh has played a central role in shaping the Company’s long-term strategy, building its management team, expanding its global presence, and strengthening relationships with customers, partners, and government stakeholders.

Andrew J. Marsh

Mr. Marsh also serves as a member of the board of directors of Gevo, Inc., a publicly traded renewable chemicals and advanced biofuels company.
Previously, Mr. Marsh co-founded Valere Power and served as its Chief Executive Officer until the company was acquired by Eltek ASA in 2007. Prior to that, he spent nearly 18 years at Lucent Bell Laboratories in technical, sales, and management roles.
Mr. Marsh is an established leader in the hydrogen and fuel cell industry and has been actively engaged in public-private initiatives supporting the energy transition. He previously served as Chairman of the Fuel Cell and Hydrogen Energy Association and as a member of the U.S. Department of Energy’s Hydrogen and Fuel Cell Technical Advisory Committee. In addition, Mr. Marsh serves as Chair of the U.S. Net Zero Advisory Board for Northern Ireland, where he works with industry and government leaders to support the development of low-carbon energy and industrial strategies.
Mr. Marsh holds a Bachelor of Science in Electrical Engineering Technology from Temple University, a Master of Science in Electrical Engineering from Duke University, and a Master of Business Administration from Southern Methodist University. He remains engaged with Temple University through advisory and alumni activities, including service on the College of Engineering Board of Visitors.
We believe Mr. Marsh is qualified to serve as Chairman and as a director based on his extensive leadership experience, deep understanding of the alternative energy sector, and long tenure guiding the Company’s strategy and growth.

Class II Directors
Mark J. Bonney
Age: 72 Director since 2023 Board Committees: Audit (Chair); Regulatory Affairs Class II Director: Continuing in Office until the 2028 Annual Meeting	Mark J. Bonney has been a director of the Company since 2023. Mr. Bonney currently serves as President and Chief Executive Officer of On Board Advisors, LLC, a financial and strategic advisory firm. Since July 2020, Mr. Bonney has served on the board of directors of Tile Shop Holdings, Inc., a publicly traded specialty retailer of tile products and accessories. Prior to that, he served on the board of directors of Zix Corporation, a then-publicly traded provider of cloud email security solutions, from January 2013 until its merger in December 2021. Mr. Bonney also previously served as a director of SeaChange International, Inc., a provider of end-to-end video delivery and management software solutions, from August 2017 through December 2019, including as Executive Chair and principal executive officer from April 2019 through October 2019, and Independent Chairman from October 2019 through December 2019. From May 2018 until its merger in April 2019, he served as President and

Mark J. Bonney

Chief Executive Officer and a director of RhythmOne plc (previously known as Blinkx and also known as RhythmOne Group), an online publicly traded provider of multi-screen digital advertising, where he also served as the Interim Chief Financial Officer from February 2019 to April 2019. Prior to that, Mr. Bonney served as President and Chief Executive Officer of MRV Communications, Inc., a publicly traded supplier of network equipment to the telecommunications industry, from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017. Mr. Bonney previously served as a director of Sigma Designs, Inc., a provider of system-on-a-chip semiconductor solutions for smart homes, from August 2012 through August 2015; Executive Vice President and Chief Financial Officer of Direct Brands, Inc., a direct to consumer media company, from 2010 to 2012; vice president and general manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”), an optical technologies and telecommunications firm, from 2008 to 2010; and as a director from 2003 until 2005, and Executive Vice President and Chief Financial Officer from 2005 to 2008, of American Bank Note Holographics, Inc., an optical security device company, which was acquired by JDSU. Mr. Bonney has also previously held executive roles with technology companies, including President, Chief Operating Officer and a director of Axsys Technologies, Inc., a manufacturer of components and subsystems for aerospace, defense, data storage, medical and other high technology applications, from 1999 to 2002, and Chief Financial Officer of Zygo Corporation, a manufacturer of components for semiconductor, data storage and industrial markets, from 1993 to 1999. Mr. Bonney holds a B.S. in Business from Central Connecticut State University and an M.B.A. from the University of Hartford.
We believe Mr. Bonney’s qualifications to sit on our Board include his experience in finance, strategy, and executive leadership, having served various executive roles and as a director for several public companies.

Gregory L. Kenausis
Age: 56 Director since 2013 Board Committees: Audit; Compensation; Strategy & Financing Class II Director: Continuing in Office until the 2028 Annual Meeting
Gregory L. Kenausis has been a director of the Company since October 2013. Dr. Kenausis is the founding partner and since 2005 has been the Chief Investment Officer of Grand Haven Capital AG, an investment firm, where he is the head of research and trading activity and is responsible for managing the fund’s operations and structure. He also has worked extensively as a business consultant with a focus on business development and strategy, as well as valuation. Dr. Kenausis earned a B.S. in Chemical Engineering from Yale University and a Ph.D. in Biomedical/Medical Engineering from the University of Texas at Austin. We believe Dr. Kenausis’ qualifications to sit on our Board include his background and senior level experience in financial investments, business development and strategy, management and equity capital markets.

George C. McNamee
Lead Independent Director Age: 79 Director since 1997 Board Committees: Compensation; Regulatory Affairs; Strategy & Financing Class II Director: Continuing in Office until the 2028 Annual Meeting	George C. McNamee has served as a member of the Company’s Board of Directors since 1997 and has served as Lead Director since October 2025. He served as Chairman of the Company’s Board of Directors from 1997 until March 2026. He was previously Chairman of First Albany Companies Inc. and a Managing Partner of FA Tech Ventures, an information and energy technology venture capital firm. As an executive and director of numerous companies, Mr. McNamee has navigated technological change, rapid-growth, crisis management, team building and strategy. As a public company director, Mr. McNamee has led board special committees, chaired audit committees, chaired three boards and has been an active lead director. Mr. McNamee served on the board of directors of HyVia, the Company’s joint venture with Renault S.A.S. from July 2021 to October 2024. He also served on several public company boards, including the boards of Mechanical Technology Inc. and the Home Shopping Network. He has been an early stage investor, director and mentor for private companies that subsequently went public, including MapInfo (now Pitney Bowes), META Group (now Gartner Group) and iRobot Corporation, where he served as a director from 1999 to 2016 and as lead director for the last 11 of those years. In 2011, Mr. McNamee was the first history major awarded the Yale Science and Engineering Association Distinguished Service Award. He served as a NYSE director from 1999 to 2004 and chaired its foundation. In the aftermath of the 1987 stock market crash, he chaired the Group of Thirty Committee to reform the Clearance and Settlement System. Mr. McNamee has been active as a director or trustee of civic organizations, including The Albany Academies and Albany Medical Center whose Finance Committee he chaired for 12 years. He is also a

George C. McNamee

director of several private companies, a Sterling Fellow of Yale University and a Trustee of The American Friends of Eton College. He conceived and co-authored a book on the Chicago Conspiracy Trial. He received his Bachelor of Arts degree from Yale University.
We believe Mr. McNamee’s qualifications to sit on our Board include his experience serving on technology company boards, his background in investment banking, which has given him broad exposure to many capital markets, financing transactions and mergers and acquisitions, and his extensive experience serving as a public company director, including experience with the financial sector and its regulatory bodies.

The Board of Directors has determined that Ms. Helmer and Ms. Mahtani, Dr. Kenausis and Messrs. Bonney, McNamee, Joggerst, Angle and Willis are independent directors as defined in Rule 5605(a)(2) of the Nasdaq listing rules.
Board Leadership Structure
Our Board currently believes that Plug Power and its stockholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. Jose Luis Crespo has served as our Chief Executive Officer since March 2026 and Andrew J. Marsh has served as non-executive Chairman of the Board since March 2026. The Board recognizes the time, effort and energy that the Chief Executive Officer must devote to managing the Company’s day-to-day operations and executing the Company’s strategy, as well as the commitment required to serve as Chairman of the Board. Separating these positions allows our Chief Executive Officer to focus on the strategic direction and management of the Company’s business, while our non-executive Chairman leads the Board in fulfilling its oversight responsibilities, including oversight of management and risk management practices, approving the agenda for Board meetings, facilitating effective Board governance, and presiding over Board meetings.
Because our Chairman is not independent, the Board has appointed a Lead Independent Director to provide additional independent oversight of management and Board leadership. George C. McNamee, who has served as Lead Independent Director since October 2025, presides over meetings of our independent directors in executive session and serves as a liaison between the independent directors and the Chairman and Chief Executive Officer and may call meetings of the independent directors as appropriate.
While our Bylaws and Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be separate, the Board believes that the Company’s current leadership structure provides an effective balance between strategy development and independent oversight of management. The Board recognizes that there are differing views regarding the most appropriate board leadership structure depending on a company’s specific circumstances. Accordingly, the Board reviews its leadership structure annually to determine whether it continues to best serve the Company and its stockholders and may make changes as it deems appropriate.

Board Composition and Refreshment
The Corporate Governance and Nominating Committee and the Board follow a deliberate and ongoing refreshment process to ensure that the Board composition reflects an appropriate mix of skills, qualifications, backgrounds, and experiences to provide effective oversight of the Company’s strategic priorities. The Corporate Governance and Nominating Committee and the Board strive to maintain a balance of tenure on the Board. Longer-serving directors bring valuable experience and a deep understanding of our complex business and industry, along with a historical perspective of our long-term successes, challenges and business cycles, and how these past experiences can inform our current strategy. At the same time, newer directors are also critical to the advancement of our strategy, bringing new skills and experiences and contributing fresh perspectives.
In recent years, the Board has focused on recruiting highly qualified director candidates to replace departing directors and ensure that the Board maintains an appropriate mix of skills and experience aligned with the Company’s evolving strategic priorities.
In identifying and evaluating potential director candidates, the Board seeks individuals whose skills, experience and qualifications complement the existing composition of the Board and enhance the Board’s overall effectiveness. The Board has also prioritized director candidates whose skills and experience enhance the Board and who are qualified to serve on our Audit Committee, including individuals who satisfy the independence and financial literacy requirements applicable to Audit Committee members.
Risk Management
Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on an ongoing, day-to-day basis, the Board provides oversight of the Company’s enterprise risk management framework and routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, reputational, and cybersecurity and other information security risks, as well as information regarding ongoing risk management activities. Such reports review both long-term and short-term, internal and external risks facing the Company and the steps management is taking to monitor and mitigate those risks, and periodically involve the support of outside advisors retained by the Company, who may assist the Board and management in assessing potential risks or threats to the Company or its stockholders. Risk management is also a standing agenda item for the Audit Committee meetings. As appropriate or necessary, senior management may report to the Board or its committees on risk management activities more frequently and, depending on the immediacy or severity of the risk, may implement additional controls or procedures. The Company also periodically engages outside advisors and subject matter experts who may provide briefings or analysis to the Board regarding enterprise risk management.
Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. The Board and each of these committees regularly discuss with management our major risk exposures, their potential financial impact on Plug Power and the steps we take to manage them. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, cybersecurity and information security, and legal and regulatory compliance. The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to management and Board succession planning, as well as environmental, social, and governance initiatives. The Compensation Committee is responsible for the oversight of risks related to compensation matters, including the review of compensation policies and practices to determine whether they encourage excessive or inappropriate risk-taking. The Board also has two additional standing Board committees: the Strategy and Financing Committee and the Regulatory Affairs Committee. The Regulatory Affairs Committee is responsible for the oversight of the Company’s compliance programs and activities to help ensure the Company complies with all laws, rules and regulations applicable to the Company and its operations and for monitoring regulatory developments that may affect the Company’s business. The Strategy and Financing Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to the Company’s long-term strategy, capital allocation, risks and opportunities relating to such strategy, and strategic decisions regarding acquisitions, investments, joint ventures and divestitures by the Company.
Diversity of Current Board
We believe that it is important that the Board reflects the diversity of our employees and the communities in which we operate. The Board and Corporate Governance and Nominating Committee value diversity of skills, occupational and personal backgrounds, including with respect to geography, education, experience, perspectives, leadership in different fields and demographic characteristics when identifying nominees. We believe that the representation of a range of perspectives enhances the Board’s understanding of our customers, partners, employees, investors, and other stakeholders and strengthens the Board’s ability to provide effective oversight and strategic guidance. The Corporate Governance and Nominating Committee considers these diversity characteristics as one of many factors in evaluating and recommending director nominees and the Board and the Corporate Governance and Nominating Committee consider these factors when evaluating Board composition and potential Board refreshment.
Of our ten directors, two directors self-identify as female, and one self-identifies as LGBTQ+, reflecting the Board’s commitment to diverse perspectives.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
The Board held sixteen meetings during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, the Board had five standing Board committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Strategy and Financing Committee and the Regulatory Affairs Committee. During the fiscal year ended December 31, 2025, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods that he or she served), except that Ms. Mahtani attended 50% of the meetings of the Audit Committee and Mr. Angle attended 66.67% of the meetings of the Compensation Committee. The Board has reviewed these attendance records. Ms. Mahtani’s attendance was impacted by unforeseen and time-sensitive professional obligations arising during a discrete period, which limited her ability to attend certain scheduled meetings. Mr. Angle’s attendance was affected by temporary scheduling constraints during a portion of the year. Ms. Mahtani and Mr. Angle remained actively engaged with management and the Audit Committee and the Compensation Committee, respectively, during 2025, including through materials review and follow-up discussions. Mr. Angle is no longer a member of the Compensation Committee as of 2026.
Audit Committee
The Audit Committee consists of Mr. Bonney (Chair), Dr. Kenausis, Mr. Willis, Ms. Helmer and Ms. Mahtani. The Audit Committee held four meetings during the fiscal year ended December 31, 2025.
Audit Committee Report
The Audit Committee is currently composed of five directors, each of whom is an independent director as defined in the Nasdaq listing rules and the applicable rules of the SEC. In addition, the Board has determined that Mr. Bonney qualifies as an “audit committee financial expert” as defined in the applicable rules of the SEC. Mr. Bonney’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.
The Audit Committee’s primary responsibility is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, audits of the Company’s financial statements, and internal control over financial reporting. A more complete description of the Audit Committee’s functions is set forth in the Audit Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.
In accordance with the Audit Committee’s charter, management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal control over financial reporting. The Company’s independent registered public accounting firm reports directly to the Audit Committee and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee, among other matters, is responsible for appointing the Company’s independent registered public accounting firm, (i) evaluating such independent registered public accounting firm’s qualifications, independence and performance, (ii) determining the compensation for such independent registered public accounting firm, and (iii) pre-approving all audit and non-audit services. Additionally, the Audit Committee assists the Board in overseeing the Company’s accounting and financial reporting processes and the integrated audit of the Company’s financial statements and internal control over financial reporting, including the work of the independent registered public accounting firm. The Audit Committee reports to the Board with regard to:
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the scope of the annual integrated audits;

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fees to be paid to the independent registered public accounting firm;

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the performance of the Company’s independent registered public accounting firm;

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compliance with accounting and financial policies; and

•
the Company’s procedures and policies relative to the adequacy of internal controls over financial reporting.

The Audit Committee reviewed and discussed with management of the Company and Deloitte & Touche LLP the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025, including management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2025. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP other matters required to be discussed by applicable PCAOB standards and the rules and regulations of the SEC. The Audit Committee has also discussed with management and Deloitte & Touche LLP the Company’s critical accounting policies and practices, significant accounting matters and judgments, and other matters required to be discussed with the independent registered public accounting firm.
Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable PCAOB requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP the firm’s independence.
The Audit Committee has also concluded that Deloitte & Touche LLP’s performance of services is compatible with the firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC, and the Board approved such inclusion.

Mark J. Bonney (Chair)
Gregory L. Kenausis
Maureen O. Helmer
Kavita Mahtani
Gary K. Willis
Independent Auditors’ Fees
The following table presents the aggregate fees billed for professional and other services rendered by our independent registered public accounting firm, Deloitte & Touche LLP (Rochester, New York; PCAOB ID No. 34), for the fiscal years ended December 31, 2024 and 2025, respectively:
	2025	2024
Audit Fees	$6,129,493(1)	$5,200,345
Audit-Related Fees	$401,288(2)	$413,986
Tax Fees	$19,116	$34,977
All Other Fees	$2,046	$2,046
Total	$6,551,943	$5,651,354

(1)
Includes amounts converted from EUR to USD using an average exchange rate of 1.13 EUR to USD for the applicable period.

(2)
Includes audit fees related to Hidrogenii, LLC, the joint venture with Niloco Hydrogen Holdings LLC, a wholly-owned subsidiary of Olin Corporation.

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services rendered by the independent registered accounting firm for the audit of the Company’s consolidated financial statements included in the Form 10-K for the fiscal year ended December 31, 2025, the audit of the Company’s internal control over financial reporting, review of unaudited interim consolidated financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including the Company’s proportionate share of audit fees incurred by certain unconsolidated joint ventures; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements but are not reported as audit fees; (3) “tax fees” are fees for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for any services not included in the first three categories.
The Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP for the fiscal year ended December 31, 2025 in accordance with its pre-approval policy, which requires the Audit Committee to review and approve the scope and fees of such services to ensure the continued independence of the independent auditor.
Compensation Committee
The Compensation Committee consists of Messrs. Willis (Chair), Joggerst, Kenausis and McNamee, each of whom is an independent director under the Nasdaq listing rules.

During the fiscal year ended December 31, 2025, Mr. Angle also served as a member of the Compensation Committee. The Compensation Committee held six meetings during the fiscal year ended December 31, 2025. See “Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” for a further description of the Compensation Committee and its activities in the fiscal year ended December 31, 2025. The Compensation Committee’s primary responsibilities include (i) reviewing, prescribing, and approving compensation policies, plans, and programs that are appropriate for the Company in light of all relevant circumstances, that provide incentives to achievement of the Company’s goals and objectives, that are consistent with the culture of the Company and that further the overall goal of building stockholder value; and (ii) reviewing and approving changes to the Company’s executive officers and management team as the Company’s needs and priorities evolve over time. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee consists of Ms. Helmer (Chair) and Messrs. Angle, McNamee and Willis. During the fiscal year ended December 31, 2025, Mr. Joggerst served as a member of the Corporate Governance and Nominating Committee in place of Mr. Angle. The Board has determined that each of Ms. Helmer and Messrs. Angle, McNamee and Willis is an independent director under the Nasdaq listing rules. The Corporate Governance and Nominating Committee held five meetings during the fiscal year ended December 31, 2025. The Corporate Governance and Nominating Committee’s responsibilities include (i) establishing criteria for Board and committee membership, (ii) considering director nominations consistent with the requirement that a majority of the Board be comprised of independent directors as defined in the Nasdaq listing rules, (iii) identifying individuals qualified to become Board members, and (iv) selecting the director nominees for election at each Annual Meeting of Stockholders. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes thereto. A more complete description of the Corporate Governance and Nominating Committee’s functions is set forth in the Corporate Governance and Nominating Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.
Strategy and Financing Committee
The Strategy and Financing Committee (formerly the Merger & Acquisition / Strategy Committee) consists of Dr. Kenausis (Chair), Messrs. Angle, McNamee and Willis, and Ms. Mahtani. The Board has determined that each of Messrs. Angle, Kenausis, McNamee and Willis, and Ms. Mahtani is an independent director under the Nasdaq listing rules. The Strategy and Financing Committee held one meeting during the fiscal year ended December 31, 2025. The Strategy and Financing Committee’s responsibilities include assisting the Board in fulfilling its oversight responsibilities relating to the

Company’s long-term strategy, risks and opportunities relating to such strategy, and strategic decisions regarding acquisitions, investments, joint ventures and divestitures by the Company. A more complete description of the Strategy and Financing Committee’s functions is set forth in the Strategy and Financing Committee charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.
Regulatory Affairs Committee
The Regulatory Affairs Committee consists of Ms. Helmer (Chair) and Messrs. Bonney, McNamee and Willis. The Board has determined that each of Ms. Helmer and Messrs. Bonney, McNamee and Willis is an independent director under the Nasdaq listing rules. The Regulatory Affairs Committee held four meetings during the fiscal year ended December 31, 2025. The Regulatory Affairs Committee’s responsibilities include making recommendations to the Board relating to internal oversight responsibilities of the Company’s compliance programs and activities to help ensure the Company complies with all laws, rules and regulations applicable to the Company and its operations. The primary objective of the Committee is to provide direction and oversight with respect to the Company’s compliance program, including reviewing the Company’s compliance policies, plans and programs, and recommending changes to the Board that are appropriate for the Company in light of all relevant circumstances, developing and assisting the Company’s personnel designated with oversight of the compliance program in supervising the Company’s internal programs, and monitoring the Company’s compliance with applicable laws, regulations, policies and procedures. A more complete description of the Regulatory Affairs Committee’s functions is set forth in the Regulatory Affairs Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.
Corporate Governance Guidelines
We have adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including Board membership criteria and director qualifications, director responsibilities, Board structure, Board member access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is published on our website at www.plugpower.com under the Investor Relations section. Our website is not incorporated into or a part of this proxy statement.
Code of Conduct
We have adopted the Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is a “code of ethics” as defined in Item 406(b) of Regulation S-K and embodies our principles and practices relating to the ethical conduct of our business and our long- standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. In the event that we amend or waive certain provisions of our Code of Conduct in a manner that requires disclosure under applicable rules, we intend to provide such required disclosure on our website in accordance with applicable SEC and Nasdaq listing rules. Our Code of Conduct is available on our website at www.plugpower.com under the Investor Relations section. Our website is not incorporated into or a part of this proxy statement.
Insider Trading Policy
We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to all of the Company’s directors, officers, employees and other covered persons. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and the listing standards applicable to the Company.
Among other things, the Insider Trading Policy prohibits trading in the Company’s securities while in possession of material non-public information and prohibits the unauthorized disclosure of such information to others. In addition, the policy prohibits any director, officer, employee or other covered person of the Company from engaging in certain speculative or hedging transactions involving the Company’s securities, including (i) engaging in short sales of the Company’s securities or trading in puts, calls or options in respect of the Company’s securities; (ii) buying or selling puts, calls or other derivative securities of the Company or engaging in any other hedging transactions with respect to the Company’s securities; (iii) purchasing any securities of the Company with money borrowed from a bank, brokerage firm or other person for the purpose of purchasing securities or using the Company’s securities as collateral in a margin account; (iv) pledging Company securities as collateral for a loan (or modifying an existing pledge); or (v) donating or making any other transfer of Company securities without consideration when the donor is not permitted to trade, unless the donee agrees not to sell the shares until the donor is permitted to sell. It is the policy of the Company to comply with all insider trading laws and regulations with respect to the Company’s own trading activities in its securities. A copy of the Insider Trading Policy can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Director Compensation
The Compensation Committee periodically reviews the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”) to ensure that the compensation paid to non-employee directors aligns the directors’ interests with the long-term interests of the stockholders and that the structure of the compensation is simple, transparent, and easy for stockholders to understand. The Compensation Committee also considers whether the Director Compensation Policy fairly compensates the Company’s directors when considering the workload and commitment required in a company of the size, scope and complexity of Plug Power, and considers general market compensation levels for directors to determine whether our director compensation is reasonable and competitive to attract highly qualified and talented individuals to serve on our Board. Employee directors do not receive additional compensation for their services as directors. The Company reimburses all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.
Pursuant to the Director Compensation Policy, upon initial election or appointment to the Board, each non-employee director receives an initial, one-time award of a non-qualified stock option with a grant-date value of $225,000, which vests in full on the one-year anniversary of the date of grant, subject to continued service through such date, and has a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant. Initial awards expire ten years from the date of grant. All outstanding initial awards held by a director become fully vested and exercisable upon a Sale Event (as defined in the 2021 Plan), subject to continued service through the Sale Event.
In addition, pursuant to the Director Compensation Policy, for each year of a non-employee director’s tenure, each such director (other than any director receiving an initial award upon initial election or appointment to the Board) will automatically receive an annual award with a grant-date value of $225,000 which is comprised of 50% of the value in the form of a non-qualified stock option (with the value determined based on the option exercise price) and 50% of the value in the form of restricted common stock. Annual awards vest in full on the first anniversary of the date of grant, subject to continued service through such date. The stock option portion of each annual award expires ten years from the date of grant and has a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant. All outstanding annual awards held by a director become fully vested and exercisable or nonforfeitable upon a Sale Event, subject to continued service through the Sale Event.
During the fiscal year ended December 31, 2025, the Chairman of the Board received a $125,000 annual retainer for service as Chairman of the Board, other Board members received a $60,000 annual retainer for service on the Board, and committee members received annual retainers for their service on committees of the Board in accordance with the following table:
Committees	Chair ($)	Member ($)
Audit Committee	25,000	20,000
Compensation Committee	20,000	10,000
Corporate Governance and Nominating Committee	15,000	10,000
Strategy and Financing Committee	15,000	10,000
Regulatory Affairs Committee	15,000	10,000
The total amount of the annual retainer is paid quarterly in arrears, pro-rated based on days served during the quarter, and is paid in a combination of 50% in cash and 50% in shares of the Company’s common stock, provided that directors may elect to receive up to 100% of the total retainer in common stock. All common stock issued for the annual retainers is fully vested at the time of issuance and is valued at its fair market value on the date of issuance. At the discretion of the Compensation Committee, directors may elect to receive up to 80% of their annual retainer in cash. All common stock issued for the annual retainers is fully vested at the time of issuance and is valued at its fair market value on the date of issuance.
In February 2026, the Company amended the Director Compensation Policy to provide that a director who meets the applicable stock ownership guideline may elect to receive up to 100% of his or her annual retainers in cash. In addition, the Company amended the Director Compensation Policy to increase the annual retainer payable to the Chairman of the Board to $200,000 and to establish an annual retainer of $165,000 for the Lead

Independent Director. These changes became effective in 2026 and did not affect compensation earned during fiscal year 2025.
Non-Employee Director Compensation Table
The following table shows the compensation received or earned by each of our non-employee directors in the fiscal year ended December 31, 2025. Mr. Marsh, who served as our Chief Executive Officer throughout the fiscal year ended December 31, 2025 and as President until October 2025, did not receive any additional compensation for his service as a director during the fiscal year. The compensation received by Mr. Marsh for his services as an employee is presented in “Executive Compensation — 2025 Summary Compensation Table” below.
Name	Fees Earned or Paid in Cash(1)($)	Stock Awards(2)($)	Option Awards(3)($)	All Other Compensation($)	Total($)
Colin Angle	80,000	112,500	85,762	—	278,262
Mark J. Bonney(4)	95,000	112,500	85,762	—	293,262
Maureen O. Helmer	110,000	112,500	85,762	—	308,262
Patrick Joggerst	80,000	112,500	85,762	—	278,262
Gregory L. Kenausis	105,004	112,500	85,762	—	303,266
Kavita Mahtani	90,000	112,500	85,762	—	288,262
George C. McNamee(5)	205,000	112,500	85,762	—	403,262
Gary K. Willis	130,000	112,500	85,762	—	328,262

(1)
Each of the following non-employee directors elected to receive all or a portion of their annual retainers in common stock in lieu of cash in the following amounts: Colin Angle ($40,000), Mark J. Bonney ($95,000), Maureen O. Helmer ($110,000), Patrick Joggerst ($80,000), Gregory L. Kenausis ($78,572), Kavita Mahtani ($90,000), George C. McNamee ($102,500), and Gary K. Willis ($130,000).

(2)
This column represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. Fair value is calculated using the closing price of our common stock on the date of grant. Stock awards granted to directors as part of their annual retainer are fully vested upon grant and annual restricted stock awards made to directors vest in full on the first anniversary of the grant date. For additional information regarding stock awards, refer to Note 19 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the non-employee directors. As of December 31, 2025, each of the non-employee directors held 76,531 shares of restricted stock.

(3)
This column represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. For additional information on the valuation assumptions with respect to option awards, refer to Note 19 of the Company’s consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2025. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the non-employee directors. As of December 31, 2025, the non-employee directors held options to purchase the following number of shares of common stock: Colin Angle (178,341), Mark J. Bonney (134,454), Maureen O. Helmer (177,189), Patrick Joggerst (134,454), Gregory L. Kenausis (207,189), Kavita Mahtani (141,575), George C. McNamee (226,153), and Gary K. Willis (266,153).
(4)
Fees earned in cash by Mr. Bonney were paid to On Board Advisors, LLC, Mr. Bonney’s consulting firm.

(5)
Mr. McNamee was appointed Lead Independent Director in October 2025.

Policy Governing Director Attendance at Annual Meetings
All of our directors are encouraged to attend the Company’s annual meetings of stockholders, unless doing so is impracticable due to unavoidable conflicts. At the time of the 2025 annual meeting of stockholders, there were nine directors then serving on the Board and all of those directors attended the meeting.
Policies Governing Director Nominations
Stockholder Recommendations
The Corporate Governance and Nominating Committee’s current policy with regard to the consideration of director candidates recommended by stockholders is that it will review and consider any director candidates who have been recommended by one or more of the stockholders of the Company entitled to vote in the election of directors and whose recommendations comply with the procedures set forth in the Bylaws and the guidelines established from time to time by the Corporate Governance and Nominating Committee. All stockholder recommendations for director candidates must be submitted to the Company’s Corporate Secretary at Plug Power Inc., 125 Vista Boulevard, Slingerlands, New York 12159, who will forward all recommendations to the Corporate Governance and Nominating Committee. For a discussion of the requirements for the submission of stockholder proposals or director nominations, please see “Submission of Stockholder Proposals or Director Nominations for the 2027 Annual Meeting” below.
Board Membership Criteria
The Corporate Governance and Nominating Committee has established criteria for membership on the Board. These criteria include the following specific, minimum qualifications that the Corporate Governance and Nominating Committee believes must be met by a nominee recommended by the Corporate Governance and Nominating Committee for a position on the Board:
•
The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Corporate Governance and Nominating Committee, to be highly effective, in conjunction with the other nominees to the Board, in collectively serving the interests of the Company and its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Corporate Governance and Nominating Committee will recommend that the Board select persons for nomination to help ensure that:
•
the Board will be comprised of a majority of “independent directors” in accordance with the Nasdaq listing rules;

•
each of the Audit, Compensation, and Corporate Governance and Nominating Committees shall be comprised entirely of independent directors;

•
each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement; and

•
at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules or otherwise possesses financial sophistication.

Finally, in addition to any other standards the Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Corporate Governance and Nominating Committee, in recommending nominees to the Board, may consider whether the nominee has direct experience in the industry or in the markets in which the Company operates.
The Corporate Governance and Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing members of the Board and other nominees, best serve the interests of the Company and its stockholders.
Identifying and Evaluating Nominees
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Corporate Governance and Nominating Committee considers the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines also provide that the Corporate Governance and Nominating Committee should consider diversity in the director identification and nomination process. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. The Corporate Governance and Nominating Committee does not assign specific weights to any particular criteria, and no single criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis protected by law. For a more comprehensive discussion of our Corporate Governance and Nominating Committee’s current policy with regard to the consideration of director candidates, please refer to “Policies Governing Director Nominations.”

To review the effectiveness of assessing the diverse skills, qualifications, and backgrounds of director nominations, the Board and its committees conduct annual self-evaluations. In addition, the Corporate Governance and Nominating Committee monitors the effectiveness of these procedures on an ongoing basis.
Contacting the Board of Directors
We have a process by which stockholders and/or other parties may communicate with the Board. You may contact any director of the Company by writing to them c/o Plug Power Inc., 125 Vista Boulevard, Slingerlands, New York 12159, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. All communications received in this manner will be forwarded to the Board as addressed.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Executive Officers
The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below as of the date of this proxy statement.
Executive Officers	Age	Position
Jose Luis Crespo	56	President, Chief Executive Officer and Director
Paul B. Middleton	59	Chief Financial Officer, Chief Accounting Officer and Executive Vice President
Dean C. Fullerton	58	Chief Operating Officer
Gerard L. Conway, Jr.	61	Chief Legal Officer, Corporate Secretary and Executive Vice President
Benjamin Haycraft	40	Chief Strategy Officer and General Manager EMEA Region
Jose Luis Crespo’s biographical information can be found in “Directors” above.
Paul B. Middleton joined the Company as Chief Financial Officer and Executive Vice President in 2014 and, since May 2025, has also served as the Company’s Chief Accounting Officer. Prior to joining the Company, Mr. Middleton served in several senior financial leadership roles at Rogers Corp., a global manufacturer and distributor of specialty polymer composite materials and components, from 2001 to 2014. During his tenure at Rogers Corp., Mr. Middleton served in a number of senior financial leadership roles, including Corporate Controller and Principal Accounting Officer, Treasurer and Interim Chief Financial Officer. Prior to Rogers Corp., Mr. Middleton oversaw all financial administration for the tools division of Cooper Industries from 1997 to 2001. Mr. Middleton holds a Master of Science in Accounting and a Bachelor of Business Administration from the University of Central Florida. Additionally, he is a Certified Public Accountant.
Dean C. Fullerton joined the Company as Chief Operating Officer in July 2024. Prior to joining the Company, Mr. Fullerton spent nearly 14 years at Amazon, including the last five years as Vice President, Global Engineering and Security Services, where he was responsible for global engineering services and oversaw operations engineering, planning and analytics, reliability and maintenance engineering, global security, real estate transactions and global procurement. Mr. Fullerton was awarded the National Safety Council’s Green Cross Safety Innovation Award in 2021, and established Amazon’s Hydrogen Economy team. Mr. Fullerton began his career at United Parcel Service, where he spent 13 years in the Industrial Engineering department. He then spent eight years as a Principal/Director at Tompkins Associates, a supply chain and logistics engineering consulting firm. Before joining Amazon, he served as Senior Director of North America Engineering and Maintenance at Gap Inc. Mr. Fullerton has a Bachelor of Science in Business Management from San Diego State University and a Master of Business Administration from the University of Redlands.
Gerard L. Conway, Jr. has served as Chief Legal Officer of the Company since January 2025. He served as General Counsel from September 2004 to January 2025 and has served as Corporate Secretary since September 2004 and as Executive Vice President since March 2009. In his capacity as the Chief Legal Officer, Mr. Conway is responsible for advising the Company on legal issues such as corporate law, securities, contracts, strategic alliances and intellectual property. He also serves as the Compliance Officer for securities matters affecting the Company and has served as Vice President of Government Affairs since 2005 and, in that capacity, he advocates on energy issues, policies, legislation and regulations on the state, federal, national and international levels on behalf of the Company and the alternative energy sector. Mr. Conway previously served as Associate General Counsel and Director of Government Relations for the Company from July 2000 to September 2004. Mr. Conway has more than 35 years of experience in general business, corporate law, real estate matters and government relations. Mr. Conway holds a Bachelor of Arts degree in English and Philosophy from Colgate University and a Juris Doctor from Boston University School of Law.
Benjamin Haycraft has served as Chief Strategy Officer and General Manager, EMEA Region of the Company since December 2024. In that role, Mr. Haycraft oversees strategic initiatives and business operations across Europe, the Middle East and Africa and leads the Company’s strategy development and growth initiatives in those regions. Mr. Haycraft joined the Company in May 2021 as Vice President of Strategy and Business Development, Europe, where he helped define and execute the Company’s European strategy and contributed to several strategic initiatives, including HyVia, the Company’s joint venture with Renault S.A.S., and AccionaPlug S.L., the Company’s joint venture with Acciona Generación Renovable, S.A. Prior to joining the Company, Mr. Haycraft served as Head of ESG Corporate Finance at Santander Corporate and Investment Banking, where he advised clients on ESG-related corporate finance matters, including strategic partnerships and joint ventures in the hydrogen and renewable energy sectors. Mr. Haycraft has international experience working in New York, Madrid and Paris and has held leadership positions across strategy, financial planning and mergers and acquisitions. Mr. Haycraft currently serves on the supervisory board of HyVia and on the board of directors of AccionaPlug and GravitHy, a consortium developing hydrogen-based low-carbon iron production projects. He holds a Master of Science in Corporate Finance from EMLYON Business School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. For 2025, our “named executive officers,” under applicable SEC reporting requirements, are:
With Plug Power Since:
Jose Luis Crespo, our Chief Executive Officer and President(1)	2014
Andrew J. Marsh, our Non-Executive Chairman and former Chief Executive Officer(2)	2008
Paul B. Middleton, our Chief Financial Officer, Chief Accounting Officer and Executive Vice President	2014
Dean C. Fullerton, our Chief Operating Officer	2024
Benjamin Haycraft, our Chief Strategy Officer and General Manager EMEA Region	2021

(1)
Mr. Crespo was promoted to President effective October 10, 2025 and appointed Chief Executive Officer effective March 2, 2026. He previously served as Chief Revenue Officer.

(2)
Mr. Marsh served as a director of the Board and Chief Executive Officer until March 2, 2026 and transitioned to non-executive Chairman on that date.

The following discussion should be read together with the compensation tables and related disclosures that follow.
Executive Summary
2025 Performance Highlights
Business and Strategic Highlights.   During 2025, the Company continued executing its strategy to build a vertically integrated hydrogen platform spanning hydrogen generation, liquefaction, logistics, storage and end-use applications. Management focused on expanding commercial deployments, improving operating margins and strengthening the Company’s financial position. These efforts contributed in part to a positive fourth-quarter 2025 gross margin of approximately 2.4%, representing $5.5 million of gross profit, compared to a gross margin of negative 122.5% in the fourth quarter of 2024, an improvement of approximately 125 percentage points. This improvement reflected a combination of increased sales volumes, pricing actions, manufacturing efficiencies and cost reductions implemented across the business, although gross margins for the full year remained negative. In addition, management launched “Project Quantum Leap,” a Company-wide restructuring and cost-optimization initiative designed to reduce operating costs, improve service execution and enhance operational efficiency as part of the Company’s broader efforts to address historical cost structure and margin challenges.
Financial and Operational Performance.   For the full year 2025, the Company generated approximately $710 million in revenue, representing approximately 13% year-over-year growth. Fourth-quarter revenue totaled approximately $225 million, reflecting continued demand across the Company’s material handling, electrolyzer and hydrogen infrastructure businesses, including record electrolyzer sales of approximately $188 million during the year. During 2025, management continued implementing enterprise-wide cost-reduction and efficiency initiatives designed to improve margins and enhance working capital management. These efforts also contributed to lower cash burn and reduced operating cash usage compared to the prior year. The Company ended the year with $368.5 million of unrestricted cash.
Hydrogen Production and Infrastructure.   During 2025, the Company continued advancing its hydrogen production network in the United States. The Company’s generation network included facilities in Georgia, Tennessee and Louisiana, with combined capacity of approximately 40 tons of liquid hydrogen per day.
Customer and Market Expansion.   The Company continued its leading position in hydrogen fuel cell solutions for material handling and expanded electrolyzer deployments at customer sites. Management remained focused on growing recurring hydrogen fuel revenues and expanding utilization within existing customer fleets while driving adoption of integrated hydrogen solutions — including electrolyzers and hydrogen infrastructure —  across material handling, industrial applications, e-mobility and energy markets.
Capital Structure and Liquidity.   During 2025, the Company undertook actions to maintain capital discipline, including the issuance of convertible notes due 2033 and repayment of higher-interest secured debentures. These transactions were intended to improve financial flexibility, including extending debt maturities and eliminating higher-cost secured debt. The Company also pursued initiatives to enhance liquidity, including asset monetization opportunities and cost reduction and operational efficiency initiatives designed to lower cash operating expenses and reduce cash burn.
The Compensation Committee determined compensation outcomes based on these strategic, operational and financial performance priorities — including commercial expansion, margin improvement, progress on manufacturing and hydrogen production capacity, cost-reduction initiatives and actions taken to strengthen the Company’s balance sheet — as well as the degree of achievement against these objectives, which directly influenced the level of annual incentive payouts and equity awards granted to named executive officers for 2025.
2025 Executive Transitions
The Company executed leadership transitions in 2025 and early 2026, with Jose Luis Crespo succeeding Sanjay K. Shrestha as President in October 2025. Subsequently, Mr. Crespo was appointed Chief Executive Officer effective March 2, 2026 and on that same date, Andrew J. Marsh transitioned from director of the Board and Chief Executive Officer to non-executive Chairman.
2025 Say on Pay and Investor Feedback
Annually, we invite our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers. At our 2025 annual meeting of stockholders, approximately 80% of the votes cast supported our say-on-pay advisory vote. We value the views of our stockholders and seek to maintain a compensation framework that reflects our pay-for-performance philosophy, aligns with the long-term interests of our stockholders and is in line with sound governance practices. To support this objective, we complement the annual say-on-pay vote with ongoing engagement with our stockholders.
During 2025, we actively responded to inquiries and feedback from our institutional investor base relating to compensation structure, performance alignment and key governance matters. We also maintained regular dialogue with investors, facilitating additional opportunities for stockholders to communicate their perspectives. Feedback received through these interactions was communicated to and considered by the Compensation Committee and the Board.
Certain investors noted concerns regarding the retentive value of outstanding equity awards in light of stock price performance, as well as the motivational impact and design of the Company’s incentive programs, including the balance between performance-based and time-based compensation and the use of discretionary elements in annual incentive determinations. The Board and Compensation Committee carefully considered this feedback in evaluating the effectiveness of the Company’s compensation programs, including the alignment between pay outcomes and Company performance.
In response, the Compensation Committee undertook a review of the Company’s incentive compensation structure and implemented several actions in 2025 to enhance retention, strengthen performance alignment and improve the motivational impact of compensation opportunities. These actions included targeted refinements to the annual incentive program design, including clarifying performance objectives and enhancing the linkage between individual performance and payout determinations, and the evaluation of the Company’s long-term incentive structure and equity mix, including consideration of the appropriate balance between time-based and performance-based equity awards and the vesting horizons applicable to such awards. The Compensation Committee also evaluated the use and structure of retention and other one-time awards to ensure alignment with stockholder interests and the Company’s long-term strategy, and reviewed its peer group composition and benchmarking practices. These actions reflect the Company’s ongoing commitment to aligning executive compensation with stockholder interests.
The Compensation Committee will continue to evaluate opportunities to further strengthen the performance-based components of the Company’s compensation program and reduce reliance on discretionary elements over time, taking into account stockholder feedback and evolving market practices.
Executive Compensation Program
Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay-for-performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal of ensuring that actual pay varies above or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

Key elements of our compensation programs include the following:
Compensation Element	Purpose	Features
Base salary	To attract and retain experienced and highly skilled executives.
Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and competitive market data. Certain named executive officers’ base salaries were adjusted to reflect current competitive market levels.
Effective May 2025, Mr. Marsh irrevocably elected to have 50% of his 2025 base salary paid in shares of the Company’s common stock. Effective November 2025, the Board terminated the program pursuant to which Mr. Marsh elected to receive common stock in lieu of base salary in order to conserve the Company’s limited share reserve pending stockholder approval of additional authorized shares, and Mr. Marsh’s base salary for the remainder of the year was paid in cash.

Annual cash bonus	To promote and reward the achievement of key short-term strategic and business goals of the Company; to motivate and attract executives.	Variable component of pay based on annual business and operating quantitative and qualitative goals. The Board of Directors set rigorous goals and the 2025 bonus was earned at 112% of target for all named executive officers and employees.
Long-term equity incentive compensation	To encourage executives and other employees to focus on long-term Company performance; to drive long-term stockholder value; to promote retention; to reward outstanding Company and individual performance.
For 2025, the named executive officers received annual long-term equity awards entirely in the form of stock options, which have value only to the extent that the Company’s stock price exceeds the exercise price (thus, creating strong alignment with stockholder returns).
The employment agreement with Mr. Middleton provides for annual equity awards with a grant date fair value of $1,500,000. However, due to insufficient shares available under

Compensation Element	Purpose	Features
the 2021 Plan during 2025, Mr. Middleton received a cash bonus of $1,500,000 in lieu of an annual equity award for fiscal year 2025.
Retention Awards	To retain key executives during a critical period.	The Compensation Committee approved targeted retention awards in 2025 for certain named executive officers to support leadership continuity during a period of executive transition and ongoing operational and financial transformation initiatives. These awards were structured as future cash payments, with such timing designed to reinforce retention objectives.
Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:
What We Do	What We Don’t Do
✓ Pay-for-performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	× Allow hedging or pledging of equity
✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees	× Allow for re-pricing of stock options without stockholder approval
✓ Consult with an independent compensation consultant on compensation levels and practices	× Provide excessive perquisites
✓ Maintain robust stock ownership guidelines	× Provide supplemental executive retirement plans
✓ Have a clawback policy that applies to cash and equity incentive compensation	× Provide any excise tax gross-ups
✓ Hold an annual say-on-pay vote	× Provide single-trigger severance arrangements

Setting Executive Compensation
The Compensation Committee is responsible for reviewing, and recommending to the Board for approval, the compensation of our executive officers, including our named executive officers. The Compensation Committee is composed entirely of non-employee directors who are “independent” as that term is defined in the applicable Nasdaq listing rules. In making its recommendations regarding executive compensation, our Compensation Committee annually reviews the performance of our executives with our Chief Executive Officer, and our Chief Executive Officer makes recommendations to our Compensation Committee with respect to the appropriate base salary, annual incentive bonuses and performance measures, and grants of long-term equity incentive awards for each of our executives (other than himself). The Chairman of the Compensation Committee makes recommendations to the Compensation Committee with respect to the Chief Executive Officer’s compensation.
In setting executive base salaries and annual cash bonuses and granting equity incentive awards, the Compensation Committee and the Board consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives and our desire to motivate our executives to achieve short-term and long-term results that are in the best interests of our stockholders.
Independent Compensation Consultants
In 2025, our Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to advise on executive and director compensation matters. FW Cook has not performed services for the Company other than consulting services related to the compensation and benefits of our executives and non-employee directors.
In connection with the transition of Andrew J. Marsh from Chief Executive Officer to non-executive Chairman, and his consulting arrangement with the Company, the Compensation Committee also retained Alpine Rewards, LLC (“Alpine Rewards”) to advise the Compensation Committee regarding the terms, substance and structure of Mr. Marsh’s transition compensation arrangements and related compensation matters.
Our Compensation Committee has assessed the independence of FW Cook and Alpine Rewards pursuant to SEC rules and applicable Nasdaq listing standards, including consideration of the factors specified therein. Based on its analysis, the Compensation Committee determined that the engagement of each consultant did not raise any conflict of interest.
Comparator Group Selection and Market Data
We operate in the rapidly evolving clean energy industry and are building a vertically integrated hydrogen platform spanning hydrogen production, liquefaction, logistics, storage and end-use applications. As a provider of integrated hydrogen solutions, we must attract and retain manufacturing and service technicians, engineers, scientists and business leaders with the expertise to support our operations and long-term growth.
Developing a peer group for the Company for compensation comparison purposes is challenging because there are few publicly traded companies with business models, scale and scope comparable to ours. Furthermore, due to the nature of our business, we also compete for executive talent with companies outside our peer group, including public companies that are larger and more established than we are and that may have greater resources, as well as smaller private companies that may offer significant compensation opportunities. These talent competitors span a broad range of industries, including market-leading clean energy and industrial technology companies, large and well-capitalized traditional energy companies that are expanding into hydrogen and emerging growth companies and earlier-stage startups that may offer competitive compensation opportunities.
In light of the foregoing, the Compensation Committee recognizes that it is not possible to create a precisely comparable peer group for the Company and has not established a formal compensation peer group. Instead, the Compensation Committee considered competitive market compensation by reviewing compensation levels within the following selected group of renewable energy companies:
Bloom Energy (BE)	First Solar (FSLR)	SunPower (SPWR)
Chart Industries (GTLS)	FuelCell Energy (FCEL)	Sunrun (RUN)
Enphase Energy (ENPH)	SolarEdge Tech. (SEDG)	Wolfspeed (WOLF)
While certain of these companies are larger than the Company in terms of revenue, market capitalization or operational scale, they were selected based on their relevance as competitors for executive talent, participation in adjacent or overlapping clean energy markets, and the complexity of their operations, which the Compensation Committee believes provide useful context for evaluating compensation levels. The Compensation Committee also considered the overall composition of the selected companies, noting that, excluding certain larger companies, the median market capitalization of the group is more closely aligned with the Company’s size, and that the Company’s relative positioning within this group may vary over time based on market conditions.
The Compensation Committee considered each executive’s role, responsibilities and performance, as well as the scope and complexity of their position relative to executives in similar roles at the selected companies and other relevant market data. The Compensation Committee evaluated whether the compensation elements and levels provided to our executives were generally appropriate relative to their responsibilities and to competitive market practices, including compensation levels observed within this group and relevant survey data.
In using this information, the Compensation Committee did not rely on any single peer company or the group as a direct benchmark, but instead used these data points, together with broader market data and internal considerations, as reference inputs in its decision-making process.
In determining compensation, the Compensation Committee considered both objective and subjective factors, including Company and individual performance and the competitive landscape, and applied its judgment rather than relying on formulaic benchmarks. Accordingly, the Compensation Committee did not target compensation to any specific percentile of the selected companies or survey data and did not seek to position compensation at the upper range of such companies, particularly where those companies are significantly larger than the Company.

Our Executive Compensation Program
Each of the primary elements of our executive compensation program are discussed in detail below, and the compensation paid to our named executive officers with respect to 2025 is discussed under each element. In the descriptions below, we have identified particular compensation objectives that we have designed our executive compensation programs to serve; however, we have designed our compensation programs to complement each other and to collectively serve the Company’s executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as part of our overall executive compensation program, each element supports one or more of those objectives.
2025 Base Salary
Base salaries are intended to provide fixed compensation for performing day-to-day responsibilities and generally represent a smaller portion of each named executive officer’s total direct compensation than annual and long-term incentives. In determining base salaries, the Company considers a variety of factors, including initial compensation levels at the time of hire or promotion, market data and competitive positioning relative to peer companies, internal pay equity, individual performance, experience, scope of responsibilities, and the growth and stage of development of the Company. Base salaries are reviewed periodically and adjusted as appropriate to reflect these considerations.
For 2025, base salary adjustments for the named executive officers were generally modest, with the exception of Mr. Haycraft, whose increase reflects his promotion from an upper management position to an executive position with significantly broader responsibilities, as well as local market factors and foreign exchange movements, and overall reflected the Compensation Committee’s focus on maintaining competitive compensation levels while aligning with the Company’s performance and operating environment. Mr. Middleton’s base salary remained unchanged for 2025, reflecting the Compensation Committee’s assessment of his compensation level relative to market benchmarks and internal considerations.
The following table sets forth the annual base salaries for our named executive officers for each of 2024 and 2025, as well as the percentage increase year-over-year.
Name	2024 Base Salary ($)(1)	2025 Base Salary ($)(1)	Increase (%)
Jose Luis Crespo	440,000	470,000	6.82%
Andrew J. Marsh(2)	800,000	830,000	3.75%
Paul B. Middleton	600,000	600,000	—
Dean C. Fullerton	550,000	570,000	3.6%
Benjamin Haycraft	447,892(3)	497,068(4)	11.0%

(1)
Base salaries reflect the base salary rate in effect as of year-end.

(2)
Effective May 2025, Mr. Marsh elected to receive 50% of his base salary in shares of the Company’s common stock under the Company’s executive compensation program, which permitted eligible executives to elect to receive a portion of their base salary and annual incentive compensation in equity. In November 2025, the Board terminated this program, and Mr. Marsh’s base salary for the remainder of the year was paid in cash.
(3)
2024 compensation amounts for Mr. Haycraft reflect amounts converted from Euros to U.S. dollars using an average exchange rate of $1.08 U.S. dollars to 1.00 Euro for the period from January 2024 to December 2024.

(4)
2025 compensation amounts for Mr. Haycraft reflect amounts converted from Euros to U.S. dollars using an average exchange rate of $1.13 U.S. dollars to 1.00 Euro for the period from January 2025 to December 2025.

2025 Annual Cash Bonuses
Annual bonuses for 2025 were based on Company performance against pre-established financial and performance goals, including financial measures and the achievement of strategic objectives. The primary objective of the annual bonus program is to motivate and reward our executive officers for meeting financial, operational and strategic performance goals that drive the long-term success of our business.
The Compensation Committee determined the 2025 annual cash bonus awards for the named executive officers using the following framework, pursuant to which bonus payouts are determined based on a combination of corporate performance (weighted 70%) and individual performance (weighted 30%). The individual performance component is not purely discretionary; rather, it is assessed against specific, pre-established individual goals that were set for each named executive officer by the Board of Directors. These goals were tailored to each executive’s role and responsibilities and were designed to reflect key strategic, operational, and leadership priorities for 2025. The Compensation Committee believes that including a defined individual performance component alongside quantitative corporate metrics provides a more complete assessment of each executive’s contribution to the Company’s performance and long-term objectives, and that tying this component to specific pre-established goals maintains a meaningful pay-for-performance link. The Compensation Committee acknowledges that a 30% individual performance weighting is at the higher end of market practice and intends to evaluate the appropriate balance between quantitative corporate metrics and individual performance components in future years, taking into account stockholder feedback and evolving market practices:
For 2025, the target bonus opportunity for each named executive officer was 100% of base salary for Messrs. Crespo, Marsh, Middleton and Fullerton and 75% of base salary for Mr. Haycraft, with a threshold opportunity of 50% of the target bonus and a maximum opportunity of 150% of the target bonus.
The Compensation Committee selected the following metrics for the 2025 annual bonus plan: revenue, gross margin and individual performance goals. The Compensation Committee selected these metrics to provide a clear link between the annual bonus opportunity and underlying financial and operating performance, with revenue reflecting the Company’s focus on top-line growth, gross margin reflecting improvements in cost structure and unit economics, and individual performance goals aligning executive contributions with key strategic and operational priorities. The Compensation Committee may adjust these metrics for items not indicative of core operating performance in order to align results with factors within management’s control. As a result, the calculation of these metrics for compensation purposes may differ from amounts reported in the Company’s financial statements.
The 2025 performance goals, weightings and actual results for each metric are set forth below. Performance between threshold, target and stretch levels is determined using linear interpolation.
	Weight	Threshold	Target	Stretch	Actual Performance	Weighted Performance %
Payout %		50%	100%	150%
Revenue	35%	$675 million	$700 million	$750 million	$710 million	38.5%
Gross Margin in Q4(1)	35%	-9%	0%	5%	2.4%	43.5%
Individual Goals	30%	0.75x	1.0x	1.25x	Achieved at Target	30.0%
Earned Payout as a Percentage of Target: 112.0%

(1)
The Compensation Committee selected fourth quarter gross margin as a metric to emphasize end-of-year operational performance and cost management execution, which the Committee believed more appropriately reflected the Company’s performance trajectory and operational improvements during 2025.

Individual performance for 2025 was assessed by the Compensation Committee based on each named executive officer’s contributions toward the Company’s strategic, operational and financial priorities, as well as leadership effectiveness and execution against key initiatives that support the Company’s long-term growth and progress toward profitability.
The specific pre-established individual goals for each named executive officer were as follows:
Jose Luis Crespo (President; Chief Executive Officer effective March 2026). Mr. Crespo’s 2025 goals focused on commercial growth and strategic positioning, including expanding customer bookings and commercial commitments to support a 2026 revenue target of $900 million, securing significant purchase orders for energy transition and hydrogen solutions, and advancing the electrolyzer business through development of strategic market opportunities and a pipeline of fundable projects.
Andrew J. Marsh (Chief Executive Officer). Mr. Marsh’s 2025 goals were organized across four categories:
•
Business: Progressing toward fourth quarter gross margin breakeven, establishing a path to service profitability and EBITDAS breakeven by the fourth quarter of 2026, advancing development of the Texas facility and pursuing related financing and support opportunities, positioning the Company to achieve 2026 revenue of $900 million or more, and addressing near-term financing needs.

•
Resolving Legacy Matters: Pursuing resolution of certain commercial, contractual and legal matters and seeking to realize associated value where appropriate.

•
Technology: Advancing the product roadmap for next-generation electrolyzers, including improvements in power density, cost and constructability, and developing standardized digital platforms, data capabilities and application modules.

•
People: Executing organizational changes, including the 2025 work force reduction in force, eliminating duplicative functions and further integrating global operations.

Paul B. Middleton (Chief Financial Officer). Mr. Middleton’s goals included strengthening financial planning and forecasting processes, ensuring adequate financing for 2026 in coordination with senior leadership and the Board, and developing key members of the finance organization to enhance depth and continuity.
Dean C. Fullerton (Chief Operating Officer). Mr. Fullerton’s goals included enhancing his understanding of the Company’s financial and operational profile, supporting achievement of service performance and gross margin objectives, executing targeted overhead reductions, and managing inventory levels.
Benjamin Haycraft (Chief Strategy Officer and General Manager EMEA Region). Mr. Haycraft’s goals included advancing strategic partnerships, rationalizing legacy partnerships, and collaborating across functions to develop and execute the Company’s long-term electrolyzer and digital platform roadmaps.
In evaluating individual performance, the Compensation Committee considered qualitative and quantitative factors tailored to each executive’s role, including execution of strategic initiatives, commercial growth, operational efficiency, financial stewardship and organizational leadership. The Compensation Committee also considered each executive’s ability to navigate a dynamic operating environment and advance key initiatives aligned with the Company’s long-term objectives.
The Compensation Committee exercised its judgment in evaluating these factors and did not assign specific weightings to individual performance components, but rather evaluated overall performance holistically.
The Compensation Committee believes that including an individual performance component allows it to recognize critical strategic and operational achievements that may not be fully captured by formulaic financial metrics.
Based on this evaluation, the Compensation Committee determined that individual performance was achieved at target (30%), and Company performance was achieved slightly above target (82%), resulting in an overall annual bonus payout of 112% of target for 2025.
Name	2025 Target Bonus ($)	2025 Performance Achievement (%)	2025 Actual Bonus Payment ($)
Jose Luis Crespo	470,000	112%	784,000(1)
Andrew J. Marsh	830,000	112%	929,600
Paul B. Middleton	600,000	112%	672,000
Dean C. Fullerton	570,000	112%	638,400

Name	2025 Target Bonus ($)	2025 Performance Achievement (%)	2025 Actual Bonus Payment ($)
Benjamin Haycraft	372,801	112%	417,537

(1)
Mr. Crespo’s 2025 actual bonus amount was determined based on his base salary in effect at the time of payment, which occurred in 2026. In October 2025, Mr. Crespo was appointed President, and in March 2026, he was appointed Chief Executive Officer, at which time his base salary was increased to $700,000 to reflect his expanded leadership responsibilities and to align with market compensation levels for chief executive officers. In light of the expansion of Mr. Crespo’s responsibilities during 2025 and his appointment as Chief Executive Officer in early 2026, the Compensation Committee determined that applying his base salary at the time of payment was an appropriate method for calculating his 2025 bonus, as it more accurately reflected his role and scope of responsibilities at the time the award was determined. The Compensation Committee considered this approach appropriate given the timing of the leadership transition and its objective of aligning compensation with executive responsibilities. Mr. Crespo’s annual incentive payout for 2025 remained fully subject to the Company’s 2025 performance results and the Compensation Committee’s assessment of performance, and was not increased to reflect his 2026 compensation level beyond the application of the then-current base salary.

2025 Long-Term Equity Incentive Compensation
In 2025, we granted annual long-term equity incentive awards to the named executive officers in the form of time-based stock options to achieve the following objectives:
•
to incentivize and retain our senior leadership team;

•
to support our pay-for-performance compensation philosophy; and

•
to align management’s interests with those of our stockholders.

The stock options have an exercise price per share equal to the closing price of the common stock on the date of grant. The time-based stock options vest in three equal annual installments following the grant date. Although these awards vest based on continued service, they are inherently performance-aligned because they deliver value to our named executive officers only if our stock price appreciates from the grant date, thereby aligning our named executive officers’ realized compensation with long-term stockholder value creation. The Compensation Committee believes that stock options are an appropriate form of long-term incentive compensation for the Company at its current stage of development because: (i) options have no value unless the Company’s stock price increases above the exercise price, creating a direct and meaningful alignment between executive compensation and stockholder returns; (ii) the use of options preserves cash, which is important given the Company’s focus on improving its financial position and reducing cash usage; and (iii) options provide a strong retention incentive over the three-year vesting period while simultaneously motivating executives to drive stock price appreciation. The Compensation Committee acknowledges that institutional investors and proxy advisory firms generally view performance-based equity awards favorably and recognizes that the current long-term incentive program is entirely time-vesting. The Compensation Committee intends to evaluate the introduction of performance-based equity awards and potential enhancements to vesting horizons, with a view toward increasing the performance-based component of long-term incentives over time as the Company’s financial profile stabilizes and multi-year performance metrics become more predictable. The Compensation Committee believes that the Company’s evolving financial trajectory presents challenges in establishing rigorous and meaningful multi-year performance conditions at this time. The Compensation Committee will continue to monitor market practices and stockholder feedback and expects to revisit the equity mix in future grant cycles.
The number of shares underlying the stock option awards granted to each named executive officer in 2025 is set forth below:
Name	Number of Shares Underlying Time-Based Stock Options (#)(1)
Jose Luis Crespo	1,000,000
Andrew J. Marsh	2,250,000
Paul B. Middleton(2)	—
Dean C. Fullerton	1,000,000
Benjamin Haycraft	1,000,000

(1)
Stock options granted to named executive officers were granted on September 4, 2025 and have an exercise price of $1.44, the closing price of the Company’s common stock on the Nasdaq Capital Market on September 4, 2025.

(2)
Mr. Middleton did not receive an annual long-term equity incentive award in 2025 because the number of shares remaining available for issuance under the 2021 Plan was insufficient at the time to permit the full equity grant for 2025 that Mr. Middleton was entitled to under the employment agreement entered into between Mr. Middleton and the Company in November 2024. As discussed in more detail below, Mr. Middleton received a cash payment in lieu of his 2025 guaranteed annual long-term equity incentive award.

2023 and 2024 Performance-Based Stock Option Grants
In 2023, Mr. Haycraft received a performance-based restricted stock award (the “2023 Haycraft Award”) and, in 2024, we granted performance-based stock options (“2024 PSOs”) to Messrs. Crespo, Marsh and Fullerton, which were to be earned and vest only if certain stock price hurdles were achieved. As noted above, during our 2025 stockholder outreach, certain stockholders expressed concerns regarding the retentive value of outstanding equity awards in light of stock price performance. In light of such concerns, on April 21, 2025, the Compensation Committee determined to waive the performance metrics applicable to the remaining unvested portions of such awards and such awards remain subject solely to time-based vesting. The waiver of the performance metrics resulted in an accounting modification of the 2023 Haycraft Award and the 2024 PSOs and the incremental fair value associated with such modification is reported in the Summary Compensation Table as required by SEC rules.
Retention Awards for Certain Executive Officers
As noted above, certain stockholders expressed concerns regarding the retentive value of outstanding equity awards in light of stock price performance, as well as the motivational impact of an annual incentive program that had not resulted in payouts in prior years. In light of these concerns, and to retain key executives during a critical period of leadership transition and significant operational execution and strategic transformation, the Compensation Committee approved targeted retention arrangements in 2025 for Messrs. Crespo, Middleton, Fullerton and Haycraft. Mr. Crespo received a retention award with a total value of $440,000 in connection with the Company’s leadership transition and ongoing transformation initiatives. Half of Mr. Crespo’s retention award was paid in May 2025 and the balance was paid in January 2026. Mr. Middleton, Mr. Fullerton and Mr. Haycraft also received retention bonuses. Mr. Middleton and Mr. Fullerton received a retention award with a total value of $600,000 and $550,000, respectively, in March 2025. Mr. Haycraft received a retention award with a total value of $361,113, $175,386 of which was paid in June 2025 and the balance of $185,727 in January 2026.
The Compensation Committee determined that these retention awards were necessary and appropriate in light of the following specific circumstances: (i) the Company was undergoing a significant leadership transition, including the transition of the President and Chief Executive Officer roles, which created heightened retention risk for key members of the senior leadership team; (ii) the Company’s outstanding equity awards were substantially underwater as a result of the significant decline in the Company’s stock price, materially reducing the retentive value of the existing equity compensation program; (iii) the named executive officers’ base salaries were positioned below competitive market levels relative to executives in comparable roles at peer companies, further increasing retention risk; and (iv) the successful execution of Project Quantum Leap and the Company’s broader operational and financial transformation initiatives required continuity of experienced leadership over an extended period. The Compensation Committee structured these awards as cash payments, rather than equity, in order to provide immediate retentive value without further diluting existing stockholders. The Compensation Committee also considered the magnitude and justification of each award carefully, and determined that the amounts were reasonable in light of the retention objectives and the specific circumstances described above.
These retention bonuses were provided as one-time, non-recurring arrangements outside of the Company’s annual incentive program and were not intended to replace or supplement performance-based compensation, but rather to address retention needs during a period of transition. The Compensation Committee does not intend for such awards to be a regular component of the Company’s executive compensation program and does not expect to grant similar off-cycle retention awards in the future absent extraordinary circumstances.
Bonus in Lieu of 2025 Annual Equity Award
Pursuant to the terms of the employment agreement between Mr. Middleton and the Company, dated November 19, 2024 (the “Middleton 2024 Employment Agreement”),

Mr. Middleton was entitled to an annual award of restricted stock with a grant-date fair value of $1,500,000, subject to the availability of sufficient shares under the 2021 Plan. As of June 2025, the number of shares remaining available for issuance under the 2021 Plan was insufficient to permit the full equity grant contemplated for 2025 under the Middleton 2024 Employment Agreement. Accordingly, in the second quarter of 2025, the Company provided Mr. Middleton with a cash payment of $1,500,000 in lieu of the 2025 equity award.
In determining the form and timing of this payment, the Compensation Committee considered the retention and compensation objectives of the original equity award, including the intent to deliver a competitive level of long-term compensation and to promote executive retention. The amount of the payment was based on the target grant-date fair value specified in the Middleton 2024 Employment Agreement, which contemplates delivery of that value through equity awards (or, in certain circumstances, cash payments) over time.
The Compensation Committee determined that a single cash payment in 2025 was appropriate in lieu of installment payments in order to deliver this value in a timely manner and to avoid uncertainty associated with future payments tied to vesting and potential share availability constraints under the 2021 Plan. The Compensation Committee also determined not to adjust the cash payment for subsequent stock price fluctuations, as doing so could have resulted in outcomes materially above or below the originally intended compensation level.
No additional discretionary adjustment was made to the value of this payment, and this approach was adopted due to share availability constraints and is not intended to represent the Company’s ongoing compensation practice.
Following receipt of this payment, Mr. Middleton independently elected to use substantially all of the after-tax proceeds to purchase shares of the Company’s common stock in open market transactions, further aligning his interests with those of stockholders.
Employment Arrangements
The named executive officers are party to employment agreements with the Company that provide for severance benefits upon certain qualifying terminations of employment with the Company. The Compensation Committee considers these severance benefits to be an important part of the executive compensation program and consistent with competitive market practice. Consistent with market practices, the employment agreements do not include change in control-related tax gross-ups. Additional information regarding the employment arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer had his employment terminated on December 31, 2025, is provided under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below.
Broad-Based Benefits
All full-time employees, including our named executive officers, are eligible to participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance and our 401(k) plan on the same basis as other employees.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make them more efficient and effective, and for recruitment and retention purposes.
Relationship of Executive Compensation to Risk
The Compensation Committee considers whether the design of the Company’s executive compensation program encourages senior executives to engage in excessive risk-taking. The Compensation Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements, stock ownership guidelines and our clawback policy, each as described in this Compensation Discussion and Analysis. Based on its review, the Compensation Committee believes that the Company’s executive compensation program is aligned to the interests of stockholders, appropriately rewards pay for performance and does not promote unnecessary or excessive risk.
Stock Ownership Guidelines
The Company believes it is important for directors and officers to hold Company stock. To that end, the Board has adopted stock ownership guidelines for directors and officers, which are also considered by the Compensation Committee when granting long-term equity incentive awards to executives. The ownership guidelines provide a target level of Company equity holdings with which directors and officers are expected to comply by the later of the five-year anniversary of the date of his or her appointment as a director or officer and the five-year anniversary of the effective date of the stock ownership guidelines. The target stock holdings are determined as a multiple of the director or officer’s base director’s fee or base salary, as applicable, as follows: 5x for all directors and the Chief Executive Officer, 3x for the other named executive officers, and 1x for other Section 16 officers and other vice presidents/officers, and then converted to a fixed number of shares using a 200-day average stock price. The following shares are included in determining compliance with the stock ownership guidelines: (i) shares owned outright by the director or officer or his or her immediate family members residing in the same household; (ii) shares held in the Plug Power Inc. Savings and Retirement Plan; (iii) shares purchased pursuant to the Plug Power Inc. Employee Stock Purchase Plan; (iv) restricted stock and restricted stock units issued as part of an executive’s annual or other bonus (whether or not vested); (v) shares acquired upon the exercise of employee stock options; (vi) shares held in trust; and (vii) in the case of a director, shares held by a corporation controlled by that director. As of December 31, 2025, all non-employee directors who have served on the Board for at least five years and all officers subject to the stock ownership guidelines were in compliance with the applicable requirements.
Prohibition Against Hedging and Pledging
The Company’s Insider Trading Policy, among other things, prohibits any director, officer, employee or other covered person of the Company from (i) engaging in short sales of the Company’s securities and from trading in puts, calls or options in respect of the

Company’s securities; (ii) buying or selling puts, calls or other derivative securities of the Company or engaging in any other hedging transactions with respect to the Company’s securities; (iii) purchasing any securities of the Company with money borrowed from a bank, brokerage firm or other person for the purpose of purchasing securities or using the Company’s securities as collateral in a margin account; (iv) pledging Company securities as collateral for a loan (or modifying an existing pledge); or (v) donating or making any other transfer of Company securities without consideration when the insider is not permitted to trade, unless the donee agrees not to sell the shares until the insider is permitted to sell.
Clawback Policy
On November 30, 2023, the Company adopted an updated Compensation Recovery Policy, effective as of October 2, 2023 (the “Clawback Policy”), to comply with applicable SEC rules under the Exchange Act and Nasdaq listing rules. The Clawback Policy provides that if the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the securities laws (including to correct an error in previously issued financial statements that is material to the previously-issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company must reasonably promptly recover (subject to certain limited exceptions described in the Clawback Policy and as permitted by the final clawback rules) any cash or equity incentive-based compensation received by any current or former executive officer during the three fiscal years preceding the date on which the Company is determined to be required to restate its financial statements that is in excess of the amount that otherwise would have been received had such compensation been determined based on the restated financial measures, computed without regard to any taxes paid. The recovery of such compensation applies regardless of whether a covered executive engaged in misconduct or otherwise caused or contributed to the requirement to prepare an accounting restatement. Additionally, covered persons are not entitled to indemnification for any erroneously awarded compensation recovered under the Clawback Policy. The foregoing summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Clawback Policy, a copy of which can be found as Exhibit 97 to the Company’s Form 10-K for the fiscal year ended December 31, 2024.
Tax and Accounting Considerations
Deductibility of Executive Compensation
The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of the Company’s compensation programs. While the Company generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of stockholders, even if these amounts are not fully tax deductible.

Taxation of “Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, or director with a “gross-up” or other reimbursement payment for any tax liability that the executive officer or director might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not currently maintain a nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We aim to structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based awards made to our employees and non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive and director compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
The following Report of the Compensation Committee of the Board of Directors will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.
The Compensation Committee reviews and evaluates individual named executive officers and recommends or determines the compensation for each named executive officer. The Compensation Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s incentive compensation and other stock-based plans, evaluates the effectiveness of its overall compensation programs, including oversight of the Company’s benefit, perquisite and employee equity programs, and reviews the Company’s management succession plans.

A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Each member of the Compensation Committee is an independent director as defined in the Nasdaq listing rules.
The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement. This report on executive compensation is provided by the undersigned members of the Compensation Committee of the Board of Directors.
Gary K. Willis (Chair)
Colin Angle
Patrick Joggerst
Gregory Kenausis
George C. McNamee
Compensation Committee Interlocks and Insider Participation
During 2025, Messrs. Willis (Chair), Angle, Joggerst, Kenausis and McNamee served as members of the Compensation Committee. None of the members of our Compensation Committee was an employee or officer of the Company during 2025, a former officer of the Company, or had any other relationships with us requiring disclosure herein. None of our executive officers currently serves or has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the Compensation Committee.
2025 Summary Compensation Table
The following table sets forth the total compensation awarded to, earned by or paid to during the fiscal years indicated for each of our named executive officers:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jose Luis Crespo
Chief Executive Officer and President	2025	397,471	477,600(4)	—	1,196,250	526,400	21,112	2,618,833
	2024	375,607	110,000	330,001	806,250	—	20,862	1,642,720
	2023	400,000	—	—	3,242,500	—	17,805	3,660,305
Andrew J. Marsh
Non-Executive Chairman and Former Executive Chairman and Chief Executive Officer	2025	791,878(5)	—	—	2,655,000	929,600	24,175	4,400,653
	2024	783,654	—	—	1,612,500	—	23,925	2,240,079
	2023	750,000	—	—	6,485,000	—	17,805	7,252,805

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul B. Middleton
Chief Financial Officer and Executive Vice President	2025	546,407	2,100,000(6)	—	—	672,000	21,112	3,339,519
	2024	444,770	710,000(7)	2,830,002	806,250	—	20,862	4,811,884
	2023	400,000	—	—	3,242,500	—	17,805	3,660,305
Dean C. Fullerton
Chief Operating Officer	2025	559,059	550,000(8)	—	1,270,500	638,400	21,112	3,039,071
	2024	232,693(9)	825,000(10)	—	965,000	—	1,582	2,024,275
Benjamin Haycraft
Chief Strategy Officer and General Manager EMEA Region	2025(11)	482,175	175,386(12)	130,334	1,050,000	417,537	3,457	2,258,889

(1)
The amounts reported in this column represent (i) the aggregate grant date fair value of restricted stock and option awards and (ii) the aggregate incremental fair value resulting from the modification of the 2023 Haycraft Award and 2024 PSOs. Such grant date fair values and incremental fair values were computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. For additional information regarding the valuation assumptions with respect to restricted stock and option awards, refer to Note 19 of the Company’s consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2025.

(2)
The amounts reported represent cash awards earned under the Company’s annual non-equity incentive compensation program for 2025, based on the achievement of Company and individual performance goals. For additional information, see “2025 Annual Cash Bonuses” above.

(3)
For Messrs. Crespo, Marsh, Middleton and Fullerton the amounts reported represent the Company’s matching contributions on behalf of each of such named executive officers to the Plug Power 401(k) savings plan and Company contributions for group term life insurance for each of such named executive officers. The amount reported for Mr. Haycraft represents employer-provided benefits in his jurisdiction, consisting of meal and fitness benefits.

(4)
Represents the half of Mr. Crespo’s retention award that was paid in 2025 and the portion of his 2025 annual bonus that was in excess of 112% of his 2025 target bonus. The remainder of his retention bonus was paid in January 2026 and will be reported in the Summary Compensation Table in next year’s proxy statement.

(5)
Effective May 2025, Mr. Marsh irrevocably elected to have 50% of his 2025 base salary paid in shares of the Company’s common stock. Effective November 2025, the Board terminated the program pursuant to which Mr. Marsh elected to receive common stock in lieu of base salary and Mr. Marsh’s base salary for the remainder of the year was paid in cash. The amount reported consists of (i) $525,983 paid in cash and (ii) $265,895 paid in shares of the Company’s common stock. The number of shares delivered in lieu of cash was determined by dividing the amount elected to be received in stock by the trailing average 30-day closing price of the Company’s common stock on the NASDAQ Capital Market on the last day of each month from May through October, rounded up to the nearest whole share.
(6)
Represents (i) a $600,000 retention bonus paid in 2025 and (ii) a $1,500,000 cash payment made to Mr. Middleton in lieu of his 2025 guaranteed annual equity award pursuant to the terms of his employment agreement. This amount was paid in cash rather than in the form of an equity award because the Company did not have sufficient shares remaining available for grant under the 2021 Plan. See “— Bonus in Lieu of 2025 Annual Equity Award.”

(7)
Represents (i) a retention bonus of $110,000 and (ii) a guaranteed annual bonus for 2024 equal to Mr. Middleton’s target bonus pursuant to the terms of his employment agreement with the Company.

(8)
Represents a retention bonus paid in 2025.

(9)
Mr. Fullerton commenced his employment with the Company on July 29, 2024 and the amount reported represents his prorated base salary for 2024.

(10)
Represents (i) a signing bonus of $275,000 and (ii) a guaranteed annual bonus for 2024 equal to Mr. Fullerton’s target bonus, in each case pursuant to the terms of his then-existing employment agreement with the Company.

(11)
All compensation amounts for Mr. Haycraft reflect amounts converted to U.S. dollars from euros, using an average exchange rate of $1.13 U.S. dollars to 1.00 Euro for the period January 2025 through December 2025.

(12)
Represents the portion of Mr. Haycraft’s retention award that was paid in 2025. The remainder was paid in January 2026 and will be reported in the Summary Compensation Table in next year’s proxy statement.

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company in the fiscal year ended December 31, 2025 was Mr. Marsh.
We identified the median employee using our employee population on December 31, 2025. Our employee population included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2025 for all individuals who were employed by us on December 31, 2025, the last day of our payroll year. Our median employee compensation for the year ended December 31, 2025, calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, was $61,068. Mr. Marsh’s compensation for the year ended December 31, 2025, as reported in the Summary Compensation Table, was $4,400,653. Therefore, our Chief Executive Officer pay ratio is approximately 72:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the Chief Executive Officer pay ratio measure in making compensation decisions.
Grants of Plan-Based Awards
The following table sets forth information concerning the grants of plan-based awards to the Company’s named executive officers during the year ended December 31, 2025.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Options Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Jose Luis Crespo	—	235,000	470,000	705,000	—	—	—	—	—
	4/21/25	—	—	—	—	375,000	—	2.41	145,250
	9/4/2025	—	—	—	—	1,000,000	—	1.44	1,050,000
Andrew J. Marsh	—	415,000	830,000	1,245,000	—	—	—	—	—
	4/21/25	—	—	—	—	750,000	—	2.41	292,500
	9/4/2025	—	—	—	—	2,250,000	—	1.44	2,362,500
Paul B. Middleton	—	300,000	600,000	900,000	—	—	—	—	—
Dean C. Fullerton	—	285,000	570,000	855,000	—	—	—	—	—
	4/21/25	—	—	—	—	500,000	—	2.47	220,500
	9/4/2025	—	—	—	—	1,000,000	—	1.44	1,050,000
Benjamin Haycraft	—	186,401	372,801	559,202	—	—	—	—	—
	4/21/25	—	—	—	—	—	166,667	—	130,334
	9/4/2025	—	—	—	—	1,000,000	—	1.44	1,050,000

(1)
Each equity incentive award was approved by our Compensation Committee on the grant date indicated.

(2)
The amounts reported represent potential payouts under the Company’s annual non-equity incentive compensation program for 2025, based on achievement of performance goals, with threshold, target and maximum payout opportunities.

(3)
This column shows the number of shares subject to time-based stock options granted on September 4, 2025 to the named executive officers and the number of shares subject to 2024 PSOs that were modified on April 21, 2025. The time-based stock options granted in 2025 vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the named executive officer’s continued service through the applicable vesting date.

(4)
This column shows the number of shares subject to the 2023 Haycraft Award that was modified on April 21, 2025.

(5)
This column shows the per share exercise price of the stock options granted or modified in 2025.

(6)
This column represents the aggregate grant date fair value or the aggregate incremental fair value of the stock awards and option awards computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. For additional information on the valuation assumptions with respect to option awards, refer to Note 19 of the Company’s consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2025. These amounts reflect the Company’s accounting expense for these awards, excluding the impact of estimated forfeitures, and do not correspond to the actual value that may be recognized by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock and option awards by our named executive officers as of December 31, 2025. There were no other stock or option awards held by our named executive officers as of December 31, 2025. For additional information about the awards, see the description of equity incentive compensation in the section titled “Compensation Discussion and Analysis.”
Name	Option Awards(1)						Stock Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Jose Luis Crespo
	8/28/18	66,668	—	—	1.96	8/28/28	—	—
	8/19/19	66,667	—	—	2.23	8/19/29	—	—
	8/19/19	66,667	—	—	2.62	8/19/29	—	—
	9/28/20	175,000	—	—	13.20	9/28/30	—	—
	9/22/21	411,667	—	—	26.92	9/22/28	—	—
	5/18/23	333,333	166,667	—	7.87	5/18/30	—	—
	5/18/23	—	—	250,000	7.87	5/18/30	—	—
	4/26/24	125,000	250,000		2.41	4/26/31	—	—
	4/26/24	125,000	250,000	—	2.41	4/26/31	—	—
	9/4/25	—	1,000,000	—	1.44	9/4/35	—	—
Andrew J. Marsh
	8/28/18	166,667	—	—	1.96	8/28/28	—	—
	8/19/19	216,667	—	—	2.23	8/19/29	—	—
	8/19/19	216,667	—	—	2.62	8/19/29	—	—
	9/28/20	275,000	—	—	13.20	9/28/30	—	—
	9/28/20	275,000	—	—	15.51	9/28/30	—	—
	9/22/21	1,000,000	—	—	26.92	9/22/28	—	—
	5/18/23	666,667	333,333	—	7.87	5/18/30	—	—
	5/18/23	—	—	500,000	7.87	5/18/30	—	—
	4/26/24	250,000	500,000	—	2.41	4/26/31	—	—
	4/26/24	250,000	500,000	—	2.41	4/26/31	—	—

Name	Option Awards(1)						Stock Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
	9/4/25	—	2,250,000	—	1.44	9/4/35	—	—
Paul B. Middleton
	8/28/18	66,667	—	—	1.96	8/28/28	—	—
	8/19/19	83,333	—	—	2.23	8/19/29	—	—
	8/19/19	83,333	—	—	2.62	8/19/29	—	—
	9/28/20	100,000	—	—	13.20	9/28/30	—	—
	9/28/20	100,000	—	—	15.51	9/28/30	—	—
	9/22/21	633,333	—	—	26.92	9/22/28	—	—
	5/18/23	333,333	166,667	—	7.87	5/18/30	—	—
	5/18/23	—	—	250,000	7.87	5/18/30	—	—
	4/26/24	125,000	250,000	—	2.41	4/26/31	—	—
	11/19/24	—	—	—	—	—	868,056(5)	1,710,070
Dean C. Fullerton
	7/31/24	166,667	333,333	—	2.47	7/31/34	—	—
	7/31/24	166,667	333,333	—	2.47	7/31/34	—	—
	9/4/25	—	1,000,000	—	1.44	9/4/35	—	—
Benjamin Haycraft
	9/22/21	25,000	—	—	26.92	9/22/31	—	—
	7/31/23	—	—	—	—	—	83,333(7)	164,166
	7/31/23	—	—	—	—	—	83,333(8)	164,166
	11/7/24	—	—	—	—	—	153,333(9)	302,066
	9/4/25	—	1,000,000	—	1.44	9/4/35	—	—

(1)
All equity awards were granted pursuant to our 2011 Stock Option and Incentive Plan, as amended (the “2011 Plan”), or the 2021 Plan.

(2)
Each time-based stock option vests over a three-year period with one-third (1/3) of the shares subject to the award vesting on each of the first three anniversaries of the grant date, subject to the named executive officer’s continued service with the Company through the applicable vesting date.

(3)
The performance-based stock options (“PSOs”) granted to the named executive officers in 2023 were subject to the following vesting conditions: (i) up to one-third (1/3) of the shares underlying the PSOs vested and became exercisable on each of the first three anniversaries of the grant date, subject to achievement of specified volume weighted average price (“VWAP”) thresholds; (ii) 33.33% of the shares underlying the PSOs satisfied the applicable performance-based vesting condition because the VWAP exceeded $9.84; an additional 33.33% satisfied the applicable performance-based vesting condition because the VWAP equaled or exceeded $11.81; and (iii) the remaining 33.34% of the shares underlying the PSOs satisfied the applicable performance-based vesting condition because the VWAP equaled or exceeded $13.77.

The shares earned upon achievement of the performance conditions are reflected in the two columns to the left.
(4)
The 2024 PSOs were subject to the following condition: if the 30-day VWAP equaled or exceeded $7.50 prior to April 30, 2025, the shares underlying the options would have been earned and become eligible to vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service. On April 21, 2025, the Compensation Committee waived the stock price condition for the 2024 PSOs and these awards are now subject solely to time-based vesting requirements, which are satisfied in three equal annual installments following the grant date, subject to the named executive officer’s continued service with the Company through the applicable vesting date.

(5)
These restricted stock awards vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the named executive officer’s continued service to us through the applicable vesting date.

(6)
Represents the market value of the unvested restricted stock awards calculated based on the closing price of our common stock ($1.97) on December 31, 2025, the last business day of fiscal year 2025.

(7)
Represents the first tranche of performance restricted stock units that were not modified, and the performance condition has not yet been met.

(8)
Represents the third tranche of performance restricted stock units that were modified in April 2025 to remove the performance hurdle, so that the only vesting condition is subject to the named executive officer’s continued service with the Company through the applicable vesting date.

(9)
These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the named executive officer’s continued service to us through the applicable vesting date.

Option Exercises and Stock Vested
There were no stock options exercised by our named executive officers during the year ended December 31, 2025. The following table sets forth information with respect to restricted stock awards held by each of our named executive officers that vested during the year ended December 31, 2025.
	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Jose Luis Crespo	29,783	25,110
Andrew J. Marsh(2)	—	—
Paul B. Middleton	463,811	953,930
Dean C. Fullerton	—	—
Benjamin Haycraft	176,668	379,603

(1)
Amounts disclosed in this column were calculated based on the closing price of the Company’s common stock on the vesting date.

(2)
The amounts reported for Mr. Marsh exclude fully vested shares of common stock received in lieu of base salary in 2025.

Employment Arrangements
Andrew J. Marsh
During 2025, the Company and Mr. Marsh were parties to an employment agreement which renewed automatically for successive one-year terms unless either party provided notice of non-renewal. Mr. Marsh served as the Company’s Chief Executive Officer during 2025 and resigned from his position as Chief Executive Officer on March 2, 2026.
Pursuant to his employment agreement, Mr. Marsh received an annual base salary of $830,000 and was eligible to: (i) receive an annual incentive bonus targeted at an amount equal to 100% of his annual base salary; (ii) participate in all savings and retirement plans; and (iii) participate in all benefit plans and executive perquisites.
The employment agreement provided that Mr. Marsh’s employment could be terminated by the Company with or without “Cause” or by Mr. Marsh for “Good Reason” following a “Change in Control”, each, as defined in the agreement, or without Good Reason, upon written notice to the Company. If Mr. Marsh’s employment had been terminated by the Company without Cause, the Company would have been obligated to pay Mr. Marsh a lump sum equal to the sum of the following amounts: (a) one (1) times his annual base salary and (b) one (1) times the annual incentive bonus for the immediately preceding fiscal year.
In addition, under the employment agreement, as of the date of termination, any restricted stock, stock options and other stock awards held by Mr. Marsh would have accelerated and vested as if he had remained an employee for an additional twelve (12) months following the date of termination. Further, subject to Mr. Marsh’s copayment of premium amounts at the active employees’ rate, he would have been eligible to continue to participate in the Company’s group health, dental, vision and life insurance programs for twelve (12) months following his termination.
The employment agreement also provided that if, within twelve (12) months after a Change in Control, the Company had terminated Mr. Marsh’s employment without Cause or Mr. Marsh had terminated his employment for Good Reason, then he would have been entitled to: (1) a lump sum payment equal to three (3) times the sum of (i) his annual base salary and (ii) his average annual incentive bonus over the three (3) fiscal years prior to the Change in Control (or his annual incentive bonus for the fiscal year immediately preceding the Change in Control, if higher), (2) accelerated vesting of his stock options and other stock-based awards that would have vested had he remained an employee for an additional twelve (12) months following his termination, and (3) subject to his copayment of premium amounts at the active employees’ rate, continued participation in the Company’s group health, dental, vision and life insurance programs for twelve (12) months following such termination.
In connection with his resignation as Chief Executive Officer in March 2026, Mr. Marsh entered into a consulting agreement and a non-executive chairman agreement with the Company. The material terms of these arrangements are described below under “— Post-Employment and Consulting Arrangement.”

Jose Luis Crespo, Paul Middleton and Dean Fullerton
During 2025, the Company and each of Messrs. Crespo, Middleton and Fullerton were parties to an employment agreement with the Company pursuant to which, if the executive’s employment was terminated by the Company without “Cause,” as defined in the applicable employment agreement (and, in the case of Mr. Middleton, a termination due to the natural conclusion of the initial two-year term of his employment agreement without mutual agreement to extend the term for an additional year (the “Extended Term”), or a termination at the natural conclusion of the Extended Term without mutual agreement to enter into a subsequent additional one-year period), the Company was obligated to pay the executive a lump sum amount equal to one (1) times his annual base salary.
In addition, as of the date of termination, all vested stock options held by the executive were exercisable for twelve (12) months following the termination date and Messrs. Crespo, Middleton and Fullerton were entitled to have their group health insurance coverage extend through the end of the month in which the date of termination occurred, and the Company would either provide a lump sum payment or, for Messrs. Crespo and Fullerton, a monthly subsidy equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan applicable on the date of termination.
The employment agreements also provided that if, within twelve (12) months after a “Change in Control,” as defined in the applicable employment agreement, the Company terminated such executive’s employment without Cause or the executive terminated his employment for “Good Reason,” as defined in the applicable employment agreement, then such executive would have been entitled to: (i) a lump sum payment equal to 100% of the sum of (A) his average annual base salary over the three (3) fiscal years immediately prior to the Change in Control (or the executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (B) his average annual bonus over the three (3) fiscal years prior to the Change in Control (or the executive’s annual bonus in effect immediately prior to the Change in Control, if higher), (ii) accelerated vesting of his stock options and other stock-based awards that would have vested had he remained an active employee for twelve (12) months following his termination, (iii) continuation of group health insurance coverage through the end of the month in which the date of termination occurred, and either a lump sum payment or, in the case of Messrs. Crespo and Fullerton, a monthly subsidy equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan applicable on the date of termination, and (iv) all reasonable legal and arbitration fees and expenses incurred in obtaining or enforcing any right or benefit under the executive’s employment agreement, except in cases involving frivolous or bad faith litigation.
In March 2026, the Company entered into new employment agreements with each of Messrs. Crespo, Middleton and Fullerton. These new agreements supersede the agreements described above.
Benjamin Haycraft
The Company and Mr. Haycraft are parties to an employment agreement pursuant to which, if Mr. Haycraft’s employment is terminated (i) by the Company for any reason other than dismissal for serious or very serious misconduct (faute grave or faute lourde) or disability, as such concepts are understood under French employment law, or (ii) by Mr. Haycraft by a “Termination for Good Reason,” as defined in the employment agreement, Mr. Haycraft will be paid a contractual termination indemnity equal to 100% of his average annual base salary over the twelve (12) months preceding the notification of the termination of his employment agreement.
This contractual termination indemnity is inclusive of, and not in addition to, any statutory or collective bargaining agreement dismissal indemnity, and is paid in addition to any notice period indemnity that may be owed to Mr. Haycraft. In addition, as of the termination date (i.e., the end of the dismissal or resignation notice period), all vested stock options held by Mr. Haycraft shall be exercisable until the earlier of twelve (12) months following the termination date or the original expiration date of the applicable stock option. Any unvested stock options, restricted stock or other stock-based equity awards held by Mr. Haycraft will be forfeited as of the termination date.
The employment agreement also provides that if, within twelve (12) months after a “Change of Control,” as defined in the employment agreement, the Company terminates Mr. Haycraft’s employment for any reason other than serious or very serious misconduct or disability, or Mr. Haycraft terminates his employment for Termination for Good Reason, then Mr. Haycraft shall be entitled to a contractual termination indemnity equal to (i) 100% of his average annual base salary over the three (3) fiscal years immediately prior to the date of notification of the dismissal (or his annual base salary in effect immediately prior to the Change of Control, if higher), and (ii) 100% of his average annual bonus over the three (3) fiscal years immediately prior to the Change of Control (or his annual bonus for the last fiscal year immediately prior to the Change of Control, if higher).
In addition, as of the termination date, Mr. Haycraft shall vest in such portion of his stock options and other stock-based awards as he would have vested in had he remained employed by the Company for twelve (12) months following the termination date. It is expressly understood that the provisions applicable to a Change of Control shall not apply if the notification of termination takes place after the end of the above 12-month period.
Potential Payments Upon Termination or Change in Control
Messrs. Marsh, Crespo, Middleton, Fullerton and Haycraft were parties to employment agreements with the Company during 2025 that provided for potential payments and benefits upon certain qualifying terminations of employment, as discussed above in “Employment Arrangements.”
Severance payments and benefits under the employment agreements were generally subject to the executive signing a general release of claims in a form and manner satisfactory to the Company and such release becoming effective. An executive would not have been entitled to receive severance payments or benefits in the event he breached applicable restrictive covenant obligations, including those set forth in his confidentiality and related agreements.
We agreed to provide severance payments to such executives in these circumstances based on our negotiations with each of our executives at the time he joined our Company, or as negotiated subsequent to hiring, and in order to provide a total compensation package that we believe to be competitive. Additionally, we believe that providing severance upon a termination of employment without Cause can help to encourage our executives to take the risks that we believe are necessary for our Company to succeed and also recognize the longer hiring process typically involved in hiring a senior executive.
If Messrs. Marsh, Crespo, Middleton, Fullerton or Haycraft had been terminated without Cause on December 31, 2025 and such termination was not within twelve (12) months following a Change in Control, the approximate value of the severance packages, including, as described above in “Employment Arrangements,” salary, benefits and accelerated vesting of equity awards, under the respective employment agreements for such named executive officer would have been as follows: Mr. Marsh — $1,253,470, Mr. Crespo — $480,048, Mr. Middleton — $625,218, Mr. Fullerton — $585,159 and Mr. Haycraft — $497,068.
Messrs. Marsh, Crespo, Middleton, Fullerton and Haycraft were parties to employment agreements with the Company during 2025 that provided for potential payments upon a termination of employment by the Company without Cause or a resignation by the executive for Good Reason within twelve (12) months following a Change in Control, as described above in “Employment Arrangements.” Such payments by the Company to any of the executives were subject to the executive signing a general release of claims in a form and manner satisfactory to the Company and the effectiveness of such release. An executive would not have been entitled to receive any such payment in the event he breached applicable restrictive covenant obligations.
We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believe to be competitive. Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time. As change in control transactions typically represent events where our stockholders are realizing value for their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change in control transaction. We believe that this will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.
If a Change in Control had occurred on December 31, 2025 and, on that date, the employment of Messrs. Marsh, Crespo, Middleton, Fullerton and Haycraft had been terminated by the Company without Cause or the executive had resigned for Good Reason, the value of the severance packages, including salary, benefits and accelerated vesting of equity awards under the employment agreements and award agreements, for each such named executive officer would have been as follows: Mr. Marsh — $2,913,470, Mr. Crespo — $656,714, Mr. Middleton — $2,335,288, Mr. Fullerton — $761,825 and Mr. Haycraft — $988,933.
The employment agreements for Messrs. Marsh, Crespo, Middleton and Fullerton provided for a modified cutback such that, in the event any payments or benefits payable would have been subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits would have been reduced to the extent necessary so that no such excise tax applied, but only if such reduction would have resulted in the executive receiving a greater after-tax amount than if no reduction were made. The foregoing amounts do not reflect any such reduction. None of Messrs. Marsh, Crespo, Middleton and Fullerton were entitled to any tax gross-up payments related to severance payments or otherwise.
Post-Employment and Consulting Arrangement
On March 2, 2026, Mr. Marsh entered into a non-executive chairman agreement with the Company. Pursuant to this agreement, Mr. Marsh will serve as non-executive Chairman for an initial two-year term, subject to extension by mutual agreement. During the term, Mr. Marsh will receive (i) an annual cash retainer of $200,000, payable quarterly in arrears, (ii) a $225,000 one-time non-qualified stock option award granted on the effective date that vests in full on the one-year anniversary of grant and (iii) an annual equity award with a grant date value of $225,000, consisting of 50% non-qualified stock options and 50% restricted common stock, each vesting in full on the first anniversary of grant, subject to continued service. All equity awards granted to Mr. Marsh pursuant to the non-executive chairman agreement will become fully vested upon a Sale Event (as defined in the 2021 Plan). The chairman agreement also provides for a lump-sum payment equal to twelve (12) months of the Company’s share of group health premiums in effect on the effective date or, at the Company’s election, in equal monthly installments over the twelve-month period.
The chairman agreement supersedes Mr. Marsh’s prior employment agreement, and all compensation, severance, bonus, change-in-control, benefits and other employment-related provisions thereunder terminated effective March 2, 2026, except to the extent previously accrued and unpaid.
In addition, on March 2, 2026, Mr. Marsh entered into a consulting agreement with the Company, pursuant to which Mr. Marsh agreed to provide transitional consulting services for an initial two-year term and will receive consulting fees of $155,000 per quarter, payable in arrears. In addition, subject to Board approval, Mr. Marsh will receive quarterly non-qualified stock option awards with a grant date fair value of $150,000 per quarter, vesting in accordance with the Company’s standard vesting schedule for non-employee service providers, subject to an aggregate annual cap of $600,000, and all such quarterly awards will become fully vested upon a Sale Event (as defined in the 2021 Plan).
Pursuant to the chairman agreement and the consulting agreement, all outstanding equity awards held by Mr. Marsh as of March 2, 2026 will continue to be governed by and vest in accordance with the 2021 Plan subject to his continued service to the Company.
Pay Versus Performance Disclosure
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (“CAP”) to the Company’s principal executive officer (“PEO”) and average CAP of the non-PEO named executive officers (the “Non-PEO NEOs”) and certain aspects of the financial performance of the Company. CAP is calculated in accordance with SEC rules and does not represent compensation actually realized or received by the executives. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see the section titled “Compensation Discussion and Analysis” above.

Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based on:(4)
Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Plug Power Total Shareholder Return	Peer Group Total Shareholder Return(5)	GAAP Net Income ($mil.)	GAAP Revenue ($mil.)
2025	$4,400,653	$5,508,082	$2,814,078	$3,151,734	$6	$64	$(1,632)	$710
2024	$2,240,079	$(406,623)	$2,760,755	$1,749,209	$6	$48	$(2,105)	$629
2023	$7,252,805	$(4,110,966)	$3,697,805	$(1,575,440)	$13	$60	$(1,369)	$891
2022	$766,555	$(75,973,705)	$935,683	$(26,246,111)	$36	$65	$(724)	$701
2021	$52,248,305	$3,988,254	$23,665,540	$11,696,569	$83	$97	$(460)	$502

(1)
Andrew J. Marsh served as the PEO for the entirety of 2025, 2024, 2023, 2022 and 2021. Our Non-PEO NEOs for the applicable years were as follows:

•
2025: Jose Luis Crespo, Paul B. Middleton, Dean Fullerton and Benjamin Haycraft

•
2024: Sanjay K. Shrestha, Paul B. Middleton, Dean Fullerton and Gerard L. Conway, Jr.

•
2023: Paul B. Middleton, Sanjay K. Shrestha, Gerard L. Conway, Jr. and Jose Luis Crespo

•
2022: Paul B. Middleton, Sanjay K. Shrestha, Gerard L. Conway, Jr., Jose Luis Crespo, Dirk Ole Hoefelmann and Keith C. Schmid

•
2021: Paul B. Middleton, Sanjay K. Shrestha, Dirk Ole Hoefelmann, and Gerard L. Conway, Jr.

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our PEO, Mr. Marsh, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs.

(3)
Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for Mr. Marsh and for the average of the Non-PEO NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

(5)
“Peer Group” represents the NASDAQ Clean Edge Green Energy Index, a published industry index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

The following table provides a reconciliation of the Summary Compensation Table totals to CAP for the PEO and the average of the Non-PEO NEOs, as required by SEC rules.
	2025		2024		2023		2022		2021
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table Total	4,400,653	2,814,078	$2,240,079	$2,760,755	$7,252,805	$3,697,805	$766,555	$935,683	$52,248,305	$23,665,540
Minus Change in Pension Value Reported in SCT for the Covered Year	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Plus Pension Value Service Cost for the Covered Year	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Minus Stock Award Value and Option Award Value Reported in SCT for the Covered Year	$(2,655,000)	$(911,771)	$(1,612,500)	$(1,635,938)	$(6,485,000)	$(3,242,500)	$0	$(517,333)	$(50,800,000)	$(22,887,250)
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	3,613,251	1,204,417	$1,102,500	$1,323,516	$2,945,000	$1,472,500	$0	$324,000	$52,156,620	$22,534,449
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	368,492(1)	77,673(1)	$(1,553,923)	$(582,721)	$(6,350,608)	$(2,967,601)	$(73,054,958)	$(25,617,390)	$(40,367,440)	$(9,546,769)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	$0	$0	$0	$106,031	$0	$0	$0	$0	$0	$0
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	(219,314)	(29,850)	$(123,779)	$(41,495)	$(1,473,163)	$(535,644)	$(3,685,302)	$(1,371,071)	$(9,249,231)	$(2,069,401)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	$0	(2,813)	$(459,000)	$(180,939)	$0	$0	$0	$0	$0	$0
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Compensation Actually Paid	5,508,082	3,151,734	$(406,623)	$1,749,209	$(4,110,966)	$(1,575,440)	$(75,973,705)	$(26,246,111)	$3,988,254	$11,696,569

(1)
A performance-based tranche of equity awards granted in a prior year was modified during 2025 to remove performance conditions, such that vesting was based solely on continued service. This modification increased the fair value of the award as of December 31, 2025 compared to December 31, 2024.

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Performance Measures Used to Link Company Performance and CAP. The following is a list of performance measures that in our assessment represent the most important performance measures used by the Company to link CAP to the named executive officers for 2025. Each metric below is used for purposes of determining payouts under our annual incentive program. Please see the section titled “Compensation Discussion and Analysis” for a further description of these metrics and how they are used in the Company’s executive compensation program.
Revenue
Gross Margin
Individual Performance Goals
Relationship between CAP and TSR. The graph below illustrates the relationship between our TSR and the Peer Group TSR, as well as the relationship between PEO and average Non-PEO NEOs CAP and our TSR.

Relationship between CAP and GAAP Net Income. The graph below illustrates the relationship between the PEO and average Non-PEO NEOs CAP and our GAAP net income.
Relationship between CAP and GAAP Revenue (our Company-Selected Measure). The graph below illustrates the relationship between the PEO and average Non-PEO NEOs CAP and the Company’s GAAP revenue.

PROPOSAL 2: APPROVAL TO AMEND THE COMPANY’S 2021 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES THEREUNDER
Overview
On April 22, 2026, our Board approved Amendment No. 4 to the 2021 Plan, subject to the approval of our stockholders at the Annual Meeting. The amendment will increase the number of shares of common stock authorized for issuance under the 2021 Plan from 91,400,000 shares to 116,400,000 shares, an increase of 25,000,000 shares (the “2021 Plan Amendment” and the 2021 Plan, as amended by the 2021 Plan Amendment, the “Amended 2021 Plan”). The 2021 Plan Amendment will also increase the number of shares that may be issued in the form of incentive stock options from 91,400,000 shares to 116,400,000 shares. The full text of the proposed 2021 Plan Amendment is attached hereto as Appendix A.
We are returning to stockholders now because our current reserve is expected to be exhausted before the next annual meeting, even after taking into account forfeitures and cancellations. This request is intended to support our current hiring, retention and performance-based award needs, not to establish an evergreen reserve.
Reasons for Voting for the 2021 Plan Amendment Proposal
As of March 31, 2026, 27,971,199 shares of common stock were available for issuance under the 2021 Plan. We currently expect that these shares, together with shares which become available due to forfeitures and cancellation of outstanding awards, will be insufficient to make awards to new hires, directors and existing employees through the next annual meeting. We recognize that stockholders approved an increase at the 2025 annual meeting of stockholders; this proposal reflects our current grant cadence and anticipated talent needs since that time.
Our overall compensation objective is to compensate our personnel in a manner that attracts and retains highly talented and passionate team of manufacturing and service technicians, engineers, scientists, innovators and business leaders. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward individual and Company performance, and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Our Board believes that our broad-based equity compensation program is essential to attract, retain and motivate people with the necessary talent and experience and to provide additional incentive to achieve our short- and long-term business objectives, and ultimately increase stockholder value.
One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. We believe that a combination of equity and cash compensation is better for attracting, retaining, and motivating employees, consultants and directors, particularly in light of the highly innovative and competitive industry in which we operate. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align the interests of our employees, consultants and directors with those of our stockholders as effectively as a program that includes equity.
We recognize that equity awards dilute existing stockholders and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. The Compensation Committee carefully monitors our annual net share usage, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward, and retain our employees. The 2021 Plan is a fixed reserve plan, and any additional shares require stockholder approval.
Summary of Key Stock Plan Data
Share Usage
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:
	2025	2024	2023	3-Year Average
Stock Options/Stock Appreciation Rights (SARs) Granted	18,738,248	12,227,935	6,849,689	12,605,291
Restricted Shares/Units Granted	4,701,498	4,052,391	4,131,193	4,295,027
Performance-Based Stock Options Earned*	—	—	4,270,000	1,423,333
Weighted-Average Basic Common Shares Outstanding	1,146,691,189	785,024,373	595,468,419	842,394,660
Share Usage Rate	2.04%	2.07%	2.56%	2.23%

*
For purposes of the foregoing table, we calculate the share usage rate based on the applicable number of performance-based stock options earned during each applicable year. For reference, (x) the performance-based stock options granted in 2023 (assuming maximum performance achievement) was 6,405,000 and (y) the performance-based stock options granted in 2024 (assuming maximum performance achievement) was 2,952,500. No performance-based stock options were granted in 2025.

Overhang as of the Record Date
The following table sets forth certain information as of April 14, 2026, unless otherwise noted, with respect to the Company’s outstanding equity awards. The fully-diluted “overhang” assumes that the entire share reserve is granted in stock options/SARs.

Shares available for issuance under the 2021 Plan (a)	28,148,038
Additional shares requested for approval under the 2021 Plan (b)	25,000,000
Shares subject to outstanding stock options/SARs	49,414,994
Weighted – average exercise price of outstanding stock options/SARs	$6.16
Weighted – average remaining term of outstanding stock options/SARs	6.90 years
Shares subject to outstanding full-value stock awards	6,977,406
Total outstanding stock options/SARs and full-value stock awards (c)	56,392,400
Shares of common stock outstanding as of the Record Date (d)	1,394,825,571
Fully-diluted Overhang (a+b+c) divided by (a+b+c+d)	7.28%
As of April 14, 2026, the per-share closing price of our common stock as reported on the Nasdaq Capital Market was $2.94.
Summary of the Amended 2021 Plan
The material features of the Amended 2021 Plan are described below. The following description of the Amended 2021 Plan is intended to be a summary only and is qualified in its entirety by the full text of the 2021 Plan, which is included as Appendix B of the Company’s definitive proxy statement on Schedule 14A filed with the SEC on July 9, 2021, as amended by Amendment No. 1 to the 2021 Plan, which is included as Appendix A of the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 2, 2022, Amendment No. 2 to the 2021 Plan, which is included as Appendix A of the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 16, 2023, Amendment No. 3 to the 2021 Plan, which is included as Appendix E of the Company’s definitive proxy statement on Schedule 14A filed with the SEC on June 9, 2025 and the proposed 2021 Plan Amendment, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the actual text of the 2021 Plan and the amendments in their entirety.
Administration.   The Amended 2021 Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2021 Plan. The Compensation Committee may delegate to a committee consisting of one or more of our officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.
Eligibility; Plan Limits.   All of our officers, employees, non-employee directors and consultants are eligible to participate in the Amended 2021 Plan, subject to the discretion of the administrator. As of March 31, 2026, approximately 2,216 individuals would have been eligible to participate in the Amended 2021 Plan had it been effective on such date, which includes five executive officers, 2,200 employees who are not executive officers, nine non-employee directors and two consultants. There are certain limits on the number of awards that may be granted under the Amended 2021 Plan. For example, if the 2021 Plan Amendment Proposal is approved, no more than 116,400,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit.   The Amended 2021 Plan provides that the value of all awards awarded under the Amended 2021 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $950,000.
Minimum Vesting Period.   The minimum vesting period for each equity award granted under the Amended 2021 Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the Amended 2021 Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting. In addition, the Compensation Committee may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in lieu of fully vested cash compensation.
Stock Options.   The Amended 2021 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Plug Power and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of the Company’s common stock on the Nasdaq Capital Market. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the Compensation Committee and generally may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Amended 2021 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of the Company’s common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price. To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights.   The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of the Company’s common stock or cash equal to the value of the appreciation in the stock price over the exercise price. Except in the case of stock appreciation rights (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price may not be less than 100% of the fair market value of the Company’s common stock on the date of grant. The term of a stock appreciation right generally may not exceed ten years.
Restricted Stock.   The Compensation Committee may award shares of the Company’s common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment (or other service relationship) with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividends but dividends payable with respect to a restricted stock award shall not be paid unless and until the awards vests.
Restricted Stock Units.   The Compensation Committee may award RSUs to participants. RSUs are ultimately payable in the form of shares of the Company’s common stock or cash subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment (or other service relationship) with us through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of such participant’s future cash compensation otherwise due in the form of a RSU award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code.
Unrestricted Stock Awards.   The Compensation Committee may also grant (or sell at par value or such higher price determined by the Compensation Committee) shares of the Company’s common stock that are free from any restrictions under the Amended 2021 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Dividend Equivalent Rights.   The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of the Company’s common stock. Dividend equivalent rights may be granted as a component of an award of RSUs or as a freestanding award and will be paid only if the related award becomes vested. Dividend equivalent rights may not be granted as a component of a stock option or stock appreciation right award. Dividend equivalent rights may be settled in cash, shares of the Company’s common stock or a combination thereof, in a single installment or installments, as specified in the award.
Cash-Based Awards.   The Compensation Committee may grant cash bonuses under the Amended 2021 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.
“Double-Trigger” Change of Control Provisions.   In the event of a “Sale Event,” as defined in the Amended 2021 Plan, awards under the Amended 2021 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided in the award agreement, upon the effective time of the Sale Event, all awards with time-based conditions or restrictions will become vested and exercisable or non-forfeitable upon the Sale Event, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable based on actual performance if determinable or target performance if not determinable. In addition, we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). We also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a Sale Event unless they are assumed by the successor entity. To the extent that awards are assumed, continued or substituted in connection with a Sale Event, except as otherwise provided in the award agreement, if, during the 24-month period following the Sale Event, the grantee’s service relationship is terminated by the Company or its successor without “Cause” or by the grantee for “Good Reason,” any then outstanding awards that are not vested and exercisable or nonforfeitable immediately prior to such termination shall become fully vested and exercisable or nonforfeitable as of the date of termination (with performance-based awards deemed earned based on actual performance if determinable or target performance if not determinable).
Adjustments for Stock Dividends, Stock Splits, Etc.   The Amended 2021 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of the Company’s common stock that are subject to the Amended 2021 Plan, to certain limits in the Amended 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding.   Participants in the Amended 2021 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require that tax withholding obligations satisfied by withholding shares of the Company’s common stock to be issued pursuant to exercise or vesting. The Compensation Committee may also require our tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.
Amendments and Termination.   The Board may at any time amend or discontinue the Amended 2021 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the Nasdaq listing rules, any amendments that materially change the terms of the Amended 2021 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive stock options.
Effective Date of 2021 Plan.   The 2021 Plan Amendment was approved by our Board on April 22, 2026. Awards of incentive stock options may be granted under the Amended 2021 Plan until June 29, 2031. No other awards may be granted under the Amended 2021 Plan after July 30, 2031.
2021 Plan Benefits
Since the initial approval of the 2021 Plan through the Record Date, the following number of equity awards have been granted to the individuals and groups described in the table below. No other equity awards have been granted to any other individuals or groups under the 2021 Plan as of such date.
Name and Position	Number of Shares Underlying Stock Options (#)	Number of Shares Underlying Restricted Stock Awards (#)
Jose Luis Crespo, Chief Executive Officer and President	3,800,000	119,134
Andrew J. Marsh, Non-Executive Chairman of the Board and Former Chief Executive Officer	9,500,898	—
Paul B. Middleton, Chief Financial Officer, Chief Accounting Officer and Executive Vice President	3,500,000	1,421,218
Dean C. Fullerton, Chief Operating Officer	2,000,000	—
Benjamin Haycraft, Chief Strategy Officer and General Manager EMEA Region	1,025,000	555,000
All current executive officers, as a group	14,625,000	2,214,486
All current directors who are not executive officers, as a group	10,639,026	986,491
All current employees who are not executive officers, as a group	23,423,908	9,093,172
New 2021 Plan Benefits
Because the grant of awards under the Amended 2021 Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of the Company’s common stock that will in the future be received by or allocated to any participant under the Amended 2021 Plan.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the Amended 2021 Plan. It does not describe all federal tax consequences under the Amended 2021 Plan, nor does it describe state or local tax consequences.
Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the Company’s common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of the Company’s common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.   No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.   We generally will be entitled to a tax deduction in connection with other awards under the Amended 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a Sale Event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions.   Under Section 162(m) of the Code, our deduction for awards under the Amended 2021 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.
Equity Compensation Plan Information
The following table gives information, as of December 31, 2025, about the shares of our common stock that may be issued under our equity compensation plans:
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(1)	Number of shares remaining for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders	50,542,684(2)	$6.27	26,842,486(3)
Equity compensation plans not approved by security holders	216,666(4)	$4.09	—
Total	50,759,350		26,842,486

(1)
The weighted-average exercise price is calculated solely based on outstanding options.

(2)
Represents 45,754,184 shares underlying outstanding options issued under the 2021 Plan and 4,788,500 shares underlying outstanding options issued under the 2011 Stock Option and Incentive Plan, as amended. The amounts reported in the table do not include 7,213,902 shares of restricted stock granted under the 2021 Plan.

(3)
Includes shares available for future issuance under the 2021 Plan.

(4)
Included in equity compensation plans not approved by stockholders are shares granted to new employees for key positions within the Company. No specific shares have been allocated for this purpose, but rather equity awards are approved by the Company’s Board of Directors in specific circumstances.

Timing and Effect of the 2021 Plan Amendment Proposal
If this Proposal 2 is approved by our stockholders, the 2021 Plan Amendment will become effective as of the date of stockholder approval. If this Proposal 2 is approved by our stockholders, we intend to file with the SEC a registration statement on Form S-8 covering the additional 25,000,000 shares of our common stock issuable under the Amended 2021 Plan. We expect that the additional shares requested pursuant to this Proposal 2 will provide us with sufficient capacity to grant equity awards through at least the next annual meeting of stockholders.
If stockholders do not approve this Proposal 2, the proposed 2021 Plan Amendment will not take effect and our current 2021 Plan will continue to be administered in its current form. In that event, we would expect to reduce the size and frequency of equity awards and/or increase cash compensation, which could adversely affect our ability to attract, retain and motivate employees and align their interests with those of our stockholders.
Our executive officers and directors have an interest in this Proposal 2 by virtue of their being eligible to receive equity awards under the Amended 2021 Plan. However, any future awards to executive officers and directors would be subject to approval by the Compensation Committee (or the Board, as applicable) and would be granted in the ordinary course consistent with our compensation philosophy and historical practices. No specific awards are being granted in connection with this Proposal 2.
Vote Required for Approval
A quorum being present, the affirmative vote of a majority of the votes properly cast is required for the approval of the 2021 Plan Amendment. Abstentions and broker non-votes will not have an effect on the outcome of this Proposal 2.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2021 PLAN AMENDMENT PROPOSAL.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Overview
Pursuant to the Dodd-Frank Act, which added Section 14A to the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.
As described in the section titled “Compensation Discussion and Analysis,” herein, our executive compensation program is designed to (1) attract and retain talented and experienced executives, (2) motivate and reward executives whose knowledge, skills and performance are critical to our success, (3) provide a competitive compensation package which is weighted towards pay-for-performance and in which total compensation is primarily determined by Company and individual results and the creation of stockholder value, (4) ensure fairness among the executive management team by recognizing the contributions each executive makes to our success, and (5) motivate our executives to manage our business to meet our short- and long-term objectives and reward them for meeting these objectives. In order to align executive compensation with the interests of our stockholders, a significant portion of compensation for our named executive officers is “at risk,” and/or contingent upon the successful achievement of annual strategic corporate goals that we believe will drive stockholder value. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our objectives. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Plug Power Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
We encourage stockholders to read closely the “Executive Compensation” section of this proxy statement beginning with “Compensation Discussion and Analysis” for additional details on the Company’s executive compensation programs and philosophy.
This vote is advisory, and therefore will not be binding upon the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value constructive dialogue with, and the opinions of, our stockholders on executive compensation and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
Vote Required for Approval
A quorum being present, the affirmative vote of a majority of the votes properly cast is required to approve this Proposal 3. Abstentions and broker non-votes will not have an effect on the outcome of this Proposal 3.

Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Introduction
The Audit Committee has appointed the firm Deloitte & Touche LLP to serve as independent auditors of the Company for 2026. Deloitte & Touche LLP has served as the Company’s independent auditor since March 16, 2022. The Audit Committee reviewed and discussed its selection of, and the performance of, Deloitte & Touche LLP for 2025. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of the independent auditors is ratified, the Audit Committee in its discretion may select different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The Audit Committee has implemented procedures under the Company’s Audit Committee pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Deloitte & Touche LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Deloitte & Touche LLP. Any pre- approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see “Committees and Meetings of the Board of Directors” and “Audit Committee Report” above.
Representatives of Deloitte & Touche LLP attended four meetings of the Audit Committee during 2025. We expect that a representative of Deloitte & Touche LLP will be present via live webcast at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.
Vote Required for Approval
A quorum being present, the affirmative vote of the holders of a majority of the votes properly cast is required for the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026. Abstentions and broker non-votes will not have an effect on the outcome of this Proposal 4.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

RELATED PARTY TRANSACTIONS POLICIES AND PROCEDURES AND TRANSACTIONS WITH RELATED PERSONS
Related Party Transaction Policy
The Board has adopted a written related person transaction policy that provides for the identification, review, approval and ratification of transactions in which the Company is a participant and in which a related person has a direct or indirect material interest. Under the policy, potential related person transactions are identified and reviewed in consultation with the Company’s Chief Legal Officer (referred to in the policy as the “General Counsel”), and are then submitted to the Audit Committee for review, approval or ratification. The Audit Committee reviews the material facts of all such transactions prior to the Company entering into the transaction if the amount involved exceeds $120,000 or the transaction is otherwise material to the Company or the related person, or, if advance review is not feasible, at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Audit Committee considers all relevant facts and circumstances, including, among other things, the extent of the related person’s interest in the transaction, whether the transaction is on terms no less favorable to the Company than terms generally available from unaffiliated third parties under the same or similar circumstances, and whether the transaction is consistent with the interests of the Company and its stockholders.
The policy defines a “related person transaction” generally as any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest, consistent with Item 404(a) of Regulation S-K. The policy defines a “related person” as: (i) the Company’s directors or executive officers, (ii) the Company’s director nominees, (iii) security holders known to the Company to beneficially own more than 5% of any class of the Company’s voting securities, or (iv) the immediate family members of any of the persons listed in items (i)  – (iii).
Since January 1, 2025, there was no transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related party had or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2026:
•
all persons known by us to have beneficially owned 5% or more of our common stock;

•
each director of the Company;

•
the named executive officers; and

•
all current executive officers, directors, and nominees as a group.

The beneficial ownership of the stockholders listed below is based on publicly available information and from representations of such stockholders.
	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percentage (%)
BlackRock, Inc.(3)	146,967,765	10.54%
Jose Luis Crespo(4)	2,163,659	*
Paul B. Middleton(5)	4,439,222	*
Dean C. Fullerton(6)	352,255	*
Benjamin Haycraft(7)	358,809	*
Andrew J. Marsh(8)	5,125,257	*
Colin M. Angle(9)	211,601	*
Mark J. Bonney(10)	280,936	*
Maureen O. Helmer(11)	472,223	*
Patrick Joggerst(12)	263,710	*
Gregory L. Kenausis(13)	601,337	*
Kavita Mahtani(14)	304,891	*
George C. McNamee(15)	1,283,657	*
Gary K. Willis(16)	879,976	*
All current executive officers and directors as a group (14 persons)(17)	19,043,496	1.37%

*
Represents less than 1% of the outstanding shares of our common stock.

(1)
Unless otherwise indicated, we believe that each stockholder named in the table above has sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise indicated by footnote, the mailing address for each stockholder is c/o Plug Power Inc. 125 Vista Boulevard, Slingerlands, New York 12159.

(2)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under Rule 13d-3 under the Exchange Act, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2026, through the exercise of any warrant, stock option or other right. The inclusion in this table of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of our common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options, warrants or other rights held by such person that are exercisable within 60 days of April 1, 2026 but excludes shares of common stock underlying options, warrants or other rights held by any other person. Percentage of beneficial ownership is based on 1,394,650,284 shares of common stock outstanding as of April 1, 2026. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder.
(3)
Information is based on a Schedule 13G/A filed with the SEC on April 7, 2026. BlackRock, Inc. reported sole voting power over 144,843,382 and sole dispositive power over 146,967,765. The address of the principal business office of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(4)
Includes 1,786,669 shares of common stock issuable upon exercise of outstanding options.

(5)
Includes 1,816,667 shares of common stock issuable upon exercise of outstanding options.

(6)
Includes 333,334 shares of common stock issuable upon exercise of outstanding options.

(7)
Includes 25,000 shares of common stock issuable upon exercise of outstanding options.

(8)
Includes 4,150,001 shares of common stock issuable upon exercise of outstanding options.

(9)
Includes 101,810 shares of common stock issuable upon exercise of outstanding options.

(10)
Includes 57,923 shares of common stock issuable upon exercise of outstanding options.

(11)
Includes 100,658 shares of common stock issuable upon exercise of outstanding options.

(12)
Includes 57,923 shares of common stock issuable upon exercise of outstanding options.

(13)
Includes 130,658 shares of common stock issuable upon exercise of outstanding options.

(14)
Includes 65,044 shares of common stock issuable upon exercise of outstanding options.

(15)
Includes 149,622 shares of common stock issuable upon exercise of outstanding options, 300,000 shares of common stock held by a family trust, 191 shares owned by Mr. McNamee’s spouse, and 315 shares owned by Mr. McNamee’s children.

(16)
Includes 189,622 shares of common stock issuable upon exercise of outstanding options.

(17)
Includes 10,909,932 shares of common stock issuable upon exercise of outstanding options, of which 1,958,334 become exercisable within 60 days of April 1, 2026.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers, as defined by Section 16, directors, and persons or entities who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons or entities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based on our review of the copies of such filings and written representations from such persons, we believe that all such persons and entities complied with all Section 16(a) filing requirements in a timely manner during the fiscal year ended December 31, 2025, except that: (i) on May 7, 2025, Martin D. Hull filed a Form 4 disclosing shares withheld to satisfy tax withholding obligations in connection with the vesting of restricted stock awards on April 6, 2025; (ii) on June 13, 2025 and July 17, 2025, Andrew J. Marsh filed a Form 4 disclosing awards of common stock made on May 30, 2025 and July 4, 2025, respectively, pursuant to his election to receive a portion of his base salary and bonus in shares of the Company’s common stock; (iii) on July 24, 2025, each of Colin M. Angle, Mark J. Bonney, Maureen O. Helmer, Patrick Joggerst, Gregory Kenausis, Kavita Mahtani, George C. McNamee and Gary K. Willis filed Forms 4 disclosing awards of common stock made on July 3, 2025 pursuant to the Company’s Non-Employee Directors Compensation Plan; (iv) on September 12, 2025, Benjamin Haycraft filed a Form 3 disclosing his beneficial ownership upon becoming a reporting person under Section 16 on August 6, 2025; (v) on September 12, 2025, Benjamin Haycraft filed a Form 4 disclosing a stock option award granted on September 4, 2025 pursuant to the Company’s Incentive Plan; (vi) on September 12, 2025, Andrew J. Marsh filed a Form 4 disclosing awards of common stock made on August 1, 2025 and August 29, 2025 pursuant to his election to receive a portion of his base salary and bonus in shares of the Company’s common stock; (vii) on December 3, 2025, Andrew J. Marsh filed a Form 4 disclosing an award of common stock made on November 28, 2025 pursuant to his election to receive a portion of his base salary and bonus in shares of the Company’s common stock; and (viii) on December 12, 2025, Benjamin Haycraft filed a Form 4 disclosing (a) sales of common stock on October 10, 2025 pursuant to a Rule 10b5-1 trading plan and (b) shares withheld on October 17, 2025 and November 7, 2025 to satisfy tax withholding obligations in connection with the vesting of restricted stock awards.

SUBMISSION OF STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING
Any stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act and intended to be presented at the 2027 Annual Meeting of Stockholders must be received by the Company on or before December 31, 2026 to be eligible for inclusion in the Company’s proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Any such proposal should be mailed to: Corporate Secretary, Plug Power Inc., 125 Vista Boulevard, Slingerlands, New York 12159. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.
Any stockholder proposals (including nominations for election to the Board) intended to be presented at the Company’s 2027 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8, must be received in writing at the principal executive office of the Company no earlier than February 11, 2027 and no later than March 13, 2027. If the date of the 2027 Annual Meeting is scheduled for a date more than 30 days before or more than 60 days after June 11, 2027, then such proposals must be received not later than the close of business on the later of the 90th day prior to the scheduled date of the 2027 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made, as set forth in the Company’s Bylaws. Stockholder proposals must include all supporting documentation and satisfy other requirements required by the Company’s Bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027.
Stockholder nominees and the required notice should be mailed to: Corporate Secretary, Plug Power Inc., 125 Vista Boulevard, Slingerlands, New York 12159.
We also encourage you to submit any such proposals and required notices via email to investors@plugpower.com.

APPENDIX A
AMENDMENT NO. 4
TO THE
PLUG POWER INC.
2021 STOCK OPTION AND INCENTIVE PLAN
WHEREAS, Plug Power Inc. (the “Company”) maintains the Plug Power Inc. 2021 Stock Option and Incentive Plan, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the “Plan”), which were previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;
WHEREAS, the Board believes that the number of shares of common stock of the Company remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;
WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase both the aggregate number of shares of common stock available for issuance under the Plan and the number of shares that may be issued in the form of Incentive Stock Options (as defined in the Plan) from 91,400,000 shares to 116,400,000 shares (consisting of (x) 91,400,000 shares previously approved by stockholders at the Company’s 2025 Annual Meeting plus (y) a request for 25,000,000 additional shares, which is subject to stockholder approval at the Company’s 2026 Annual Meeting).
WHEREAS, Section 16 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein; and
WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2026 Annual Meeting and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE:
1. Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:
“(a) Stock Issuable.   Upon effectiveness of Amendment No. 4 to the Plan (the “Amendment Effective Date”), the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 116,400,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and the Plug Power Inc. Third Amended and Restated 2011 Stock Option and Incentive Plan (the “2011 Plan”) that are forfeited, canceled, cash-settled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options; provided, however, any shares of Stock underlying awards under the 2011 Plan that again become available for grant pursuant to this Section 3(a) after the Amendment Effective Date shall be added back as (i) one share of Stock if such shares were subject to

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options or stock appreciation rights granted under the 2011 Plan, and (ii) as 1.28 shares of Stock if such shares were subject to awards other than options or stock appreciation rights granted under the 2011 Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 116,400,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon effectiveness of the Plan, no new awards shall be granted under the 2011 Plan.”
2. Effective Date of Amendment.   This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.
3. Other Provisions.   Except as set forth above, all other provisions of the Plan shall remain unchanged.
IN WITNESS WHEREOF, this Amendment No. 4 to the Plan has been adopted by the Board of Directors of the Company this 22nd day of April 2026, subject to approval by the Company’s stockholders at the 2026 Annual Meeting.
[For reference, the text of the 2021 Stock Option and Incentive Plan, as previously approved by stockholders at the 2021 Annual Meeting, can be found in Appendix B of our definitive proxy statement on Schedule 14A filed with the SEC on July 9, 2021, the text of Amendment No. 1 to the 2021 Stock Option and Incentive Plan, as previously approved by stockholders at the 2022 Annual Meeting can be found in Appendix A of our definitive proxy statement on Schedule 14A filed with the SEC on May 2, 2022, the text of Amendment No. 2 to the 2021 Stock Option and Incentive Plan, as previously approved by stockholders at the 2023 Annual Meeting can be found in Appendix A of our definitive proxy statement on Schedule 14A filed with the SEC on May 16, 2023 and the text of Amendment No. 3 to the 2021 Stock Option and Incentive Plan, as previously approved by stockholders at the 2025 Annual Meeting can be found in Appendix E of our definitive proxy statement on Schedule 14A filed with the SEC on June 9, 2025.]

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PLUG POWER INC.C/O BROADRIDGE P.O. BOX 1342BRENTWOOD, NY 11717SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting — Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2026. Have your notice or proxy card in hand when you access the website, which will contain your voter control number, and follow the instructions to obtain your records.During The Meeting — Go to www.virtualshareholdermeeting.com/PLUG2026You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE — 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2026. Have your notice or proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage -paid envelope we have provided or return it to Vote Processing, c/o Broadridge, P.O. Box 1342, Brentwood, NY 11717. Your proxy card must be received by 11:59 P.M. ET on June 10, 2026. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V96796-Z92902 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.   DETACH AND RETURN THIS PORTION ONLY PLUG POWER INC.The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors Nominees: For Withhold 1a.   Colin Angle   !   ! 1b.   Jose Luis Crespo   !   ! 1c.   Patrick Joggerst   !   ! 1d.   Gary K. Willis   !   ! The Board of Directors recommends you vote FOR proposals 2, 3 and 4.2. The approval of an amendment to the Plug Power Inc. 2021 Stock Option and Incentive Plan to increase the number of shares of the Company’s common stock reserved thereunder by 25,000,000 shares, from 91,400,000 shares to 116,400,000 shares.3. The approval of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers.4. The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026.For Against Abstain! ! !! ! !! ! !NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.V96797-Z92902Annual Meeting of the Stockholders ofPLUG POWER INC.June 11, 2026 at 10:00 AM Eastern TimeSOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe stockholder(s) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoint(s) each of Jose Luis Crespo and Gerard L. Conway, Jr. as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote all of the shares of common stock of PLUG POWER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 11, 2026, over the Internet at www.virtualshareholdermeeting.com/PLUG2026 and at any adjournment or postponement thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2026.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” THE APPROVAL OF AN AMENDMENT TO THE PLUG POWER INC. 2021 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK RESERVED THEREUNDER BY 25,000,000 SHARES, FROM 91,400,000 SHARES TO 116,400,000 SHARES IN PROPOSAL 2, “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 3, AND “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026 IN PROPOSAL 4. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.Continued and to be signed on reverse side